Exhibit 10.3

EXECUTION COPY

Published CUSIP Number:

BRIDGE LOAN AGREEMENT

Dated as of July 21, 2005

among

TOYS “R” US, INC.,

as the Initial Borrower,

TOYS “R” US-DELAWARE, INC.,

as Borrower after the Merger and Assumption,

and

BANC OF AMERICA BRIDGE LLC,

as Administrative Agent,

and

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Joint-Administrative Agent,

The Lenders Party Hereto

and

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE,

as Joint Lead Arrangers and Joint Bookrunning Managers,

and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Arranger

CAHILL GORDON & REINDEL LLP

80 Pine Street

New York, New York 10005

-i-

-ii-

-iii-

SCHEDULES

1.01-A	Certain Holdings Indebtedness
1.01-B	Specified Holdings Indebtedness
1.02	Non-Material Subsidiaries
1.04	Certain Restructuring Transactions
2.01	Commitments
4.01(d)	Existing Indebtedness
5.01	Organization Information
5.05(a)	Title Exceptions
5.06(a)	Disclosed Matters
5.06(b)	Environmental Matters
5.12	Subsidiaries; Joint Ventures; Assessable Equity Interests
5.13	Insurance
5.14	Collective Bargaining Agreements
5.17	Material Acquisition Documents
6.01(a)	Business Segment Reporting Requirements
7.01(g)	Existing Liens
7.02(i)	Existing Investments
7.05	Asset Sales

-iv-

7.07	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Exhibit A-1	Form of Borrowing or Conversion Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B-1	Form of Bridge Note
Exhibit B-2	Form of Term Note
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Guarantee
Exhibit E-1	Form of Opinion of Kirkland & Ellis LLP
Exhibit E-2	Form of Opinion of Morris, Nichols, Arsht and Tunnell
Exhibit F	Form of Assumption Agreement
Exhibit G	Description of Exchange Notes
Exhibit H	Form of Non-Bank Certificate
Exhibit I	Form of Proceeds Sharing Agreement
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Residual Interest Instrument
Exhibit L	Form of Delaware Note

-v-

BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT (this “Agreement”) is entered into as of July 21, 2005, by TOYS “R” US, INC., a Delaware corporation (prior to the Merger (as defined), “Target” and thereafter, the “Initial Borrower” or “Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANC OF AMERICA BRIDGE LLC, as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as joint-administrative agent (together with its permitted successors and assigns in such capacity, the “Joint-Administrative Agent”), and BANC OF AMERICA SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE, as Joint Lead Arrangers and Joint Bookrunning Managers (collectively in such capacities, the “Arrangers” and individually, an “Arranger”), and CITIGROUP GLOBAL MARKETS INC., as Co-Arranger (in such capacity, the “Co-Arranger”).

WHEREAS, pursuant to the agreement and plan of merger dated as of March 17, 2005 as waived to the date hereof (the “Acquisition Agreement”) between Target, Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”), Acquisition Sub has agreed to merge (the “Merger”) with and into Target, with Target surviving the Merger;

WHEREAS, immediately after the consummation of the Merger, Toys “R” Us-Delaware, Inc., a Delaware corporation (“Toys-DE” and after the Merger and Assumption, the “Borrower”), will assume (the “Assumption”) all of the Initial Borrower’s rights and obligations under, and expressly agree to be bound by, the terms of this Agreement pursuant to the Assumption Agreement (as defined), at which time the Initial Borrower will be released from its obligations under this Agreement (except for such obligations pursuant to Section 7.17 hereof);

WHEREAS, concurrently with the consummation of the Merger, Acquisition Sub shall have received the cash proceeds of not less than $1.2 billion from a common and/or preferred equity investment (the “Equity Contribution”);

WHEREAS, concurrently herewith, the Initial Borrower will enter into that certain ABL Credit Agreement (as defined) in an aggregate amount of $2.0 billion;

WHEREAS, the proceeds of the initial borrowing hereunder, the initial borrowings under the ABL Credit Agreement and a portion of the Real Estate Transactions (as defined), if any, and the proceeds from the Equity Contribution will be used to finance in part the Merger and to pay fees and expenses incurred in connection with the Transactions;

WHEREAS, the Initial Borrower has requested that the Lenders make Loans to the Initial Borrower on the terms and conditions set forth herein; and

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means (a) that certain asset-based credit agreement dated as of the date hereof among the Initial Borrower, the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, Bank of America, N.A. (acting through its Canada branch), as Canadian agent, Deutsche Bank Trust Company Americas, as collateral agent, and the other agents and arrangers party thereto, and (b) one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the agreement referred to in subsection (a) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder, in all cases under clauses (a) and/or (b) above, as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.

“ABL Credit Agreement Documents” means (a) the ABL Credit Agreement and (b) the other Loan Documents (as defined in the ABL Credit Agreement or any similar term used in any subsequent ABL Credit Agreement referred to in clause (b) of the definition thereof), including each mortgage and other security documents, guarantees, letter of credit documents and the notes issued thereunder, each as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the recitals hereto.

“Acquisition Documents” means the Acquisition Agreement and all other agreements, documents, certificates and instruments executed and/or delivered in connection therewith, each as modified, amended, supplemented, waived or restated and in effect from time to time.

“Acquisition Sub” has the meaning assigned to such term in the preamble hereto.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Joint-Administrative Agent; and “Agent” shall mean any of them.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments is $1.9 billion.

“Aggregate Real Estate Portfolio” means, collectively, all of the Real Property that is the subject of the Real Estate Transactions.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:

(a) in the case of a Hedge Agreement documented pursuant to the ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);

(b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or

(c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.21.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Maximum Rate” shall mean an interest rate of 11% per annum in the case of Eurodollar Rate Loans and an interest rate of 10% per annum in the case of Base Rate Loans.

“Applicable Rate” means with respect to (a) any Initial Loan, 5.25% per annum, in the case of Eurodollar Rate Loans, and 4.25% per annum, in the case of Base Rate Loans and (b) any Term Loan, 5.5% per annum, in the case of Eurodollar Rate Loans, and 4.5% per annum, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

“Arrangers” has the meaning assigned to such term in the preamble hereto.

“Asset Sale” means (a) any conveyance, sale, lease (as lessor), transfer (other than in connection with granting of a Lien permitted hereunder) or other voluntary disposition (but excluding any Restricted Payment) (including by way of merger or consolidation and including any sale and leaseback transaction) of any property or assets, excluding sales of inventory in the ordinary course of business or pursuant to any going-out-of business sale, any use or dispositions of cash and Cash Equivalents by any Loan Party or any of its Subsidiaries and any casualty or property losses covered by insurance or condemnation proceeds by a Governmental Authority and (b) any sale of any Equity Interests of any Subsidiary of a Loan Party, in the case of both (a) and (b), to any Person other than (i) a Loan Party or (ii) other than for purposes of Section 7.05, any other Subsidiary of a Loan Party; provided that sales of assets for aggregate consideration of $5.0 million or less with respect to any individual transaction or series of related transactions shall not constitute an “Asset Sale”.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agents, in substantially the form of Exhibit C or any other form approved by the Agents.

“Assumption” has the meaning assigned to such term in the recitals hereto.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Exhibit F.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Target and its Subsidiaries as of January 31, 2004 and January 29, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three fiscal years ended January 29, 2005, including the notes thereto.

“Banc of America” means Banc of America Bridge LLC and its successors.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing or Conversion Notice” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by the Borrower and substantially in the form of Exhibit A-1.

“Bridge Loan” has the meaning assigned to such term in Section 2.01(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) or any state or state agency thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, banker’s acceptances and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia (or Canada or any province thereof) having, capital and surplus aggregating in excess of $500.0 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in subsection (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any financial institution meeting the qualifications specified in subsection (b) above or with any primary dealer, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in subsections (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Certain Holdings Indebtedness” means the Indebtedness set forth on Schedule 1.01-A hereto.

“Certain Permitted Prior Payments” has the meaning assigned to such term in Section 2.03(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means

(a) Holdings at any time ceases to directly own 100% of the Equity Interests of the Borrower;

(b) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; provided that any sale, lease, transfer or other conveyance (or combination thereof) of the Real Property that is the subject of the Real Estate Transactions (and taken in the aggregate) shall not constitute a “Change of Control” for purposes of this Agreement;

(c) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Borrower or Holdings; or

(d) occupation of a majority of the non-vacant seats on the board of directors (or other body exercising similar management authority) of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings (or prior to the consummation of a Qualifying IPO, the Sponsors) nor (ii) appointed by directors so nominated.

“Charter Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Closing Date” means the first date all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date shall be no later than October 31, 2005.

“Closing Date Material Adverse Effect” means any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Target and its Subsidiaries (other than Toys “R” Us-Japan, Ltd.) taken as a whole, other than any change, circumstance, event or effect resulting from (a) changes in the general economic conditions, (b) the announcement of the Acquisition Agreement and the transactions contemplated thereby, (c) general changes or developments in the industries in which Target and its Subsidiaries (other than Toys “R” Us-Japan, Ltd.) operate, (d) any actions required under the Acquisition Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by the Acquisition Agreement or (e) changes in any Laws or applicable accounting regulations or principles, unless, in the case of the foregoing subsections (a) and (c), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of Target and its Subsidiaries (other than Toys “R” Us-Japan, Ltd.) taken as a whole relative to other industry participants.

“CMBS Delaware Transaction” means one or more commercial mortgage backed securities facilities of a Delaware Propco that are secured by the applicable Real Estate Portfolio (and any secured or unsecured borrowing facilities of one or more New Holdcos or New Holdco Non Guarantors that directly or indirectly own such Propco).

“CMBS New Holdco Transaction” means one or more commercial mortgage backed securities facilities of one or more Propcos that are Subsidiaries of one or more New Holdcos or New Holdco Non Guarantors that are secured by the applicable Real Estate Portfolio (and any secured or unsecured borrowing facilities of one or more New Holdcos or New Holdco Non Guarantors that directly or indirectly own such Propco).

“Co-Arranger” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Commitment” means, as to each Lender, its obligation to make a Bridge Loan to the Borrower pursuant to Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Conversion Date” means the first anniversary of the Closing Date.

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than any Excluded Debt and other than the Delaware Real Estate Transactions to the extent proceeds thereof are less than or equal to $650.0 million), without duplication of amounts applied in accordance with Section 2.03(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of any cure period set forth in Section 8.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Delaware Note” means that certain intercompany note issued by the Borrower in favor of Holdings representing a portion of the purchase price not in excess of $700.0 million for the acquisition of certain Subsidiaries of Holdings, including the Geoffrey Entities and their assets, which note shall be (a) an unsecured and fully subordinated to the Obligations hereunder in the event of a bankruptcy, insolvency or liquidation and (b) have no amortization requirements or interest payable in cash prior to the Final Maturity Date, substantially in the form of Exhibit L hereto.

“Delaware Propco” means any direct or indirect wholly owned Subsidiary of the Borrower, the primary assets (other than cash or Cash Equivalents) of which consist of rights, title and interest (including any leasehold, mineral or other estate) in and to parcels of or interests in Real Property, whether by lease, license or other means, in each case which has no other Indebtedness other than pursuant to a Real Estate Transaction or Indebtedness of the types permitted to be incurred under Section 7.03 if such Propco were a Loan Party.

“Delaware Real Estate Transactions” means (a) the CMBS Delaware Transactions and (b) the Delaware Sale Leasebacks.

“Delaware Sale Leaseback” means any real estate financing transaction by one or more Delaware Propcos involving the applicable Real Estate Portfolio (and any secured or unsecured borrowing facilities by one or more New Holdcos or New Holdco Non Guarantors that directly or indirectly own such Propcos) and with respect to which counsel for the Borrower shall have delivered to the Agents a customary “no conflicts” opinion.

“Description of Exchange Notes” means the description of the terms and conditions of the proposed Senior Notes due 2012 of the Borrower, substantially in the form of Exhibit G, with such modifications thereto as may be agreed to by the Borrower, the Agents and the same percentage of Lenders as would be required to modify the applicable provisions if such provisions were applicable to this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 5.06.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Final Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date shall not constitute Disqualified Capital Stock.

“Disqualified Lender” means those Persons identified as such in that certain side letter dated as of the date hereof between Global Toys Acquisition, LLC and the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, have a combined capital and surplus in excess of $1.0 billion, approved by (i) the Agents and (ii) in the case of any assignment of all or a portion of any Commitment or Loan, or both, as the case may be, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural person, (y) any Disqualified Lender or (z) Holdings, Sponsor or any of their respective Affiliates to the extent that, after giving effect to any proposed assignment, Holdings, Sponsor and their respective Affiliates would hold more than 49% of the then outstanding Loans.

“Embargoed Person” has the meaning assigned to such term in Section 7.15.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or any ERISA Affiliate or with respect to which a Loan Party or a Subsidiary thereof could incur liability.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the recitals hereto.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means, without duplication, (a) any issuance or sale by any Loan Party after the Closing Date of any Equity Interests of such Loan Party (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any contribution to the capital of any Loan Party (other than, in each case, any Excluded Equity Issuance); provided that “Equity Issuance” shall not include the Equity Contribution.

“Equity Security Units” means those certain units consisting of (a) equity security interests issued pursuant to that certain Purchase Contract Agreement dated as of May 28, 2002 between Toys “R” Us, Inc. and The Bank of New York, as purchase contract agent and (b) senior notes due 2007 issued pursuant to that certain Indenture, as amended as of May 28, 2002, between Toys “R” Us, Inc. and The Bank of New York, as trustee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) with respect to the Borrower and its domestic Subsidiaries, any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived);

(b) with respect to the Borrower and its domestic Subsidiaries, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) in excess of $100.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability in excess of $100.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $100.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Banc of America and with a term equivalent to such Interest Period would be offered by Banc of America’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period..

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, applicable to the Administrative Agent, under regulations issued from time to time by the

FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Amount” has the meaning assigned to such term in Section 2.03(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” has the meaning assigned to such term in Section 2.01(c)(ii).

“Exchange Note Indenture” means the indenture to be entered into relating to the Exchange Notes, and containing, among other things, the covenants and other provisions set forth in the Description of Exchange Notes (with such changes to cure any ambiguity, omission, defect or inconsistency as the Agents and the Borrower shall approve).

“Exchange Notes” has the meaning assigned to such term in Section 2.01(c).

“Exchange Notice” has the meaning assigned to such term in Section 2.01(c)(ii).

“Exchange Trigger Event” means (a) on and after the first anniversary of the Conversion Date, the first receipt by the Administrative Agent of one or more Exchange Notices representing at least 51% of the aggregate amount of all outstanding Term Loans held by Lenders not affiliated with the Borrower or its Affiliates, the Sponsors, Sponsor Affiliates or Sponsor Associates (such event, the “Initial Exchange Trigger Event”), and (b) at any time after the Initial Exchange Trigger Event, any receipt by the Administrative Agent of one or more Exchange Notices representing the lesser of (i) $10.0 million aggregate principal amount of Term Loans and (ii) the remainder of the then outstanding Term Loans.

“Excluded Debt” means, collectively, any Indebtedness permitted by Section 7.03 (other than any refinancing Indebtedness permitted pursuant to Section 7.03(a), any Indebtedness in excess of $325.0 million incurred pursuant to Section 7.03(k) thereof and any Indebtedness in excess of $650.0 million incurred pursuant to Section 7.03(n)).

“Excluded Equity Issuances” means the issuance or sale of Equity Interests of, or any capital contribution to, any Loan Party, directly or indirectly, after the Closing Date to or by any Permitted Holder or any of its co-investors or Affiliates of such co-investors or Holdings or any Affiliate of Holdings.

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient’s principal office or applicable lending office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), (i) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).

“Executive Order” has the meaning assigned to such term in Section 5.21.

“Extension Spread” means zero basis points during the three month period commencing on the Conversion Date plus an increase of an additional 50 basis points at the beginning of each subsequent three-month period that the Term Loans remain outstanding.

“Extraordinary Receipts” means any receipt by any Loan Party or any of its Subsidiaries of any casualty or property insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided that any casualty or property insurance proceeds or condemnation awards of $5.0 million or less with respect to any individual event or series of related events shall not constitute “Extraordinary Receipts.”

“Federal Funds Rate” means, for any day, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the fee letter dated March 17, 2005, as amended through the date hereof, among Banc of America Bridge LLC, Banc of America Securities LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and Holdings.

“Final Maturity Date” means July 21, 2012.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Loan Party which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Geoffrey Entities” means collectively (a) Geoffrey Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower, and (b) each of its domestic subsidiaries, including Geoffrey, Inc., a Delaware corporation, which own the intellectual property related to the Borrower’s business and operations.

“Geoffrey Release Date” has the meaning assigned to such term in Section 9.10.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 10.06(g).

“Guarantee” means, collectively, the guarantee made by the Subsidiary Guarantors and Wayne Real Estate Holding Company, LLC in favor of the Administrative Agent, substantially in the form of Exhibit D, the Proceeds Sharing Agreement and any Residual Interest Instrument, together with each other guarantee and guarantee supplement delivered pursuant to Section 6.10.

“Guarantors” means, collectively, (a) the Limited Guarantor, (b) the Subsidiary Guarantors, (c) Wayne Real Estate Holding Company, LLC, until such time as its Guarantee is replaced with a Residual Interest Instrument, and (d) and any Person required to execute a Guarantee pursuant to Section 6.10; provided that (i) on and after the Conversion Date, subject to the exchange of Bridge Loans for Term Loans pursuant to Section 2.01(d), the Limited Guarantor shall no longer be a Guarantor of the Obligations under this Agreement, (ii) MPO Holdings LLC shall not be required to be a Guarantor, and (iii) on and after the Geoffrey Release Date, pursuant to the conditions set forth in Section 9.10(b), the Geoffrey Entities shall no longer be Subsidiary Guarantors of the Obligations under this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Holdings Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or (b) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of Holdings.

“Holdings 2006 Notes” means the $250.0 million aggregate principal amount of 6.875% Notes due 2006.

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):

(a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person); provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all direct or contingent obligations of such Person arising under letters of credit as an account party (including standby and commercial), letters of guarantee, bankers’ acceptances and bank guarantees;

(d) the Agreement Value of all Swap Contracts;

(e) all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);

(f) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(g) Capital Lease Obligations; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests of any Loan Party from present or former officers, directors or employees of such Loan Party or any Subsidiary thereof upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of such Loan Party), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance-sheet loan or similar off-balance-sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(j) all guarantees of such Person in respect of Indebtedness of others.

Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a capital lease, (B) any obligations relating to overdraft protection and netting services, or (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Indemnity Letter” means that certain letter agreement dated as of July 19, 2005 by and between the Administrative Agent and the Initial Borrower.

“Indentures” means each of (i) the Indenture, dated as of July 24, 2001, originally between Holdings and The Bank of New York, as trustee, with respect to 6.875% Notes due 2006, (ii) the Indenture, dated as of July 24, 2001, originally between Holdings and The Bank of New York, as trustee, with respect to 7.625% Notes due 2011, (iii) the Indenture dated as of May 28, 2002 originally between Holdings and The Bank of New York, as trustee, with respect to 7.875% Notes due 2013, (iv) the Indenture dated as of May 28, 2002 originally between Holdings and The Bank of New York, as trustee, with respect to 7.375% Notes due 2018, and (iv) the Indenture dated as of August 29, 1991 originally between Holdings and Bank of New York, as successor trustee, with respect to Debentures due 2021, each as modified, amended, supplemented or restated and in effect from time to time.

“Information” has the meaning assigned to such term in Section 10.07.

“Initial Borrower” has the meaning assigned to such term in the preamble hereto.

“Initial Loans” means the Bridge Loans.

“Intellectual Property” has the meaning assigned to such term in Section 5.18.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and (i) the Conversion Date (in the case of Initial Loans) or (ii) the Final Maturity Date (in the case of Term Loans); and (b) as to any Base Rate Loan, the last day of each March, June, September and December and (i) the Conversion Date (in the case of Initial Loans) or (ii) the Final Maturity Date (in the case of Term Loans).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date three months thereafter, as selected by the Borrower in its Borrowing or Conversion Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond (i) the Conversion Date (in the case of Initial Loans) or (ii) the Final Maturity Date (in the case of Term Loans).

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of capital stock or other securities, including any option, warrant or right to acquire the same, of another Person, (b) loan, advance or capital contribution to, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business), guarantee of Indebtedness of a Non-Loan Party or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the aggregate Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends or distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc. or any successor thereto.

“Joint-Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning assigned to such term in the preamble hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter Agreement” means that letter agreement dated as of May 5, 2005, by and among Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse First Boston and Global Toys Acquisition LLC.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Guarantor” means Holdings.

“Loan Documents” means this Agreement, the Assumption Agreement, each Note, the Guarantees and the Fee Letter.

“Loan Parties” means, collectively, until the Assumption, the Initial Borrower, and upon and after the Assumption, the Borrower, and each Subsidiary Guarantor.

“Loans” means the Initial Loans and the Term Loans.

“Management Agreement” means that certain management agreement dated as of the date hereof by and among Holdings, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended, modified and supplemented from time to time; provided that no such amendment, modification or supplement may effect any increase in fees payable thereunder.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Marketable Securities” means any security that is listed or recorded on a United States national securities exchange, quoted on Nasdaq (or any other successors thereto), on the Nasdaq National Market (or any successors thereto) or any United States national automated interdealer quotation system, with a seven-day average public float of at least $500.0 million.

“Master Lease” means each of the Master Leases to be entered into by any Loan Party with a Propco, and any and all modifications thereto, substitutions therefor and replacements thereof.

“Material Adverse Effect” means any event, facts, or circumstances, which, after the Closing Date, has a material adverse effect on (a) the business, assets, financial condition or income of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents in any material respect or any of the material rights or remedies of the Lenders or the Agents hereunder or thereunder; provided that no event, fact or circumstance existing on the Closing Date of which the Agents have knowledge (based on information disclosed to the Agents prior to the Closing Date or set forth in SEC publicly filed documents regarding Holdings prior to the Closing Date) shall be deemed to be the basis for a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than the Obligations) of the Loan Parties individually having an aggregate principal amount of $40.0 million or more.

“Material Subsidiary” means, as to any Person, a Subsidiary of such Person that had, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, total assets of the Borrower and its domestic Subsidiaries (as determined in accordance with GAAP) of more than $50.0 million or any Subsidiary designated by the Borrower as a Material Subsidiary. Notwithstanding the foregoing, Material Subsidiaries shall include each Subsidiary, that together with its subsidiaries, account for no less than 95% of total assets of the Borrower and its domestic Subsidiaries, determined on a quarterly basis simultaneously with the delivery of the financial statements required to be delivered by Section 6.01(b). For the avoidance of doubt, the designation of a Subsidiary as a “Material Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent. Notwithstanding the foregoing, the Geoffrey Entities and each other Subsidiary of the Borrower that is a Loan Party on the Closing Date (in each case so long as they are a subsidiary of a Loan Party) shall at all times be deemed a Material Subsidiary. As of the Closing Date, the Subsidiaries listed on Schedule 1.02 are not Material Subsidiaries.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Merger” has the meaning assigned to such term in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by any Loan Party or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by such Loan Party or any of its Subsidiaries) in respect of non-cash consideration initially received), other than proceeds of Collateral (as defined in the ABL Credit Agreement) if and for so long as the obligations under the ABL Credit Agreement remain outstanding, net of (i) selling and/or liquidation expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, appraisal and title expenses, recording, transfer and similar taxes and the Loan Party’s good faith estimate of other taxes paid or payable in connection with such sale); (ii) amounts reasonably and in good faith provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by such Loan Party or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) such Loan Party’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) in the case of a sale or other disposition (including casualty or condemnation) of an asset, the amount of all payments required to be made by any Loan Party or any of its Subsidiaries as a result of such event to repay (or to establish any required escrow for the repayment of) any Indebtedness secured by such asset or otherwise subject to mandatory prepayment under the ABL Credit Agreement as a result of such event; (v) cash reserves required by the financing source in connection with the Propco Sale Leaseback in an aggregate amount not to exceed the equivalent of six months of lease payments relating to such Propco Sale Leaseback; (vi) other reasonable fees and expenses actually incurred in connection therewith; and (vii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account available tax credits or deductions);

(b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by any Person or any of its Subsidiaries, the cash proceeds thereof, net of reasonable fees, commissions, costs and other expenses incurred in connection therewith; and

(c) (i) with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, other than proceeds of Collateral (as defined in the ABL Credit Agreement) if and for so long as the obligations under the ABL Credit Agreement remain outstanding, net of all reasonable fees, costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid by the Loan Parties or their Subsidiaries in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts, (ii) in the case of a sale or other disposition of an asset pursuant to a casualty or condemnation, the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness secured by such asset or otherwise subject to mandatory prepayment under the ABL Credit Agreement as a result of such event, and (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).

“New Holdco” means a Non-Loan Party that (a) is a domestic Subsidiary of Holdings (other than Toys “R” Us Europe LLC), (b) has no operations and whose primary assets (other than cash and Cash Equivalents) are, either (x) directly or indirectly, the stock or other equity interests of a Subsidiary that is a Propco and the Real Estate Portfolio that is the subject of a Real Estate Transaction or (y) a Real Estate Transaction Note and (c) is not a borrower or a guarantor of a Real Estate Transaction.

“New Holdco Non Guarantor” means any Non Loan Party that (a) is a domestic Subsidiary of Holdings (other than Toys “R” Us Europe LLC), (b) has no operations and whose primary assets (other than cash and Cash Equivalents) are, directly or indirectly, the stock or other equity interests of a Subsidiary that is a Propco and the Real Estate Portfolio that is the subject of a Real Estate Transaction and (c) is a borrower or a guarantor (or other credit provider (including providing a pledge of equity interests)) in respect of a Real Estate Transaction.

“New Holdco Real Estate Transactions” means (a) the CMBS New Holdco Transaction and (b) the New Holdco Sale Leasebacks.

“New Holdco Sale Leaseback” means any real estate financing transaction by one or more Propcos that are Subsidiaries of a New Holdco or New Holdco Non Guarantors (and any secured or unsecured borrowing facilities by one or more New Holdcos or New Holdco Non Guarantors that directly or indirectly own such Propcos) involving the applicable Real Estate Portfolio and with respect to which counsel for the Borrower shall have delivered to the Agents a customary “no conflicts” opinion.

“Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not a Guarantor.

“Non-Loan Party” means any direct or indirect Subsidiary of Holdings that is not otherwise a Loan Party.

“Note” means a promissory note made by the Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit B-1 (in the case notes evidencing Bridge Loans) or Exhibit B-2 (in the case of notes evidencing Term Loans) hereto, evidencing Loans made by such Lender to the Borrower.

“Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.21.

“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 10.06(d).

“Patriot Act” has the meaning assigned to such term in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means (a) the Sponsors and (b) their respective Permitted Transferees.

“Permitted Holdings Expenses” means expenses of Holdings consisting of (a) franchise taxes and other costs required to maintain the legal existence of Holdings, (b) corporate overhead expenses incurred in the ordinary course of business, (c) audit costs, professional fees and expenses and other costs incurred by Holdings in connection with reporting obligations under or otherwise incurred in connection with compliance with Applicable Law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder), (d) obligations of Holdings under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, (e) reimbursement of indemnities and actual expenses and, so long as no Specified Default has occurred and is continuing or would result therefrom, fees, in each case, payable pursuant to the Management Agreement; provided that such fees not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment and (f) trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of the Borrower and its Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, the Borrower and its Subsidiaries.

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Tax Distributions” means payments, dividends or distributions by any Loan Party to Holdings in order to pay consolidated or combined federal, state or local income or franchise taxes attributable to the income of Holdings, the Loan Parties or any of their Subsidiaries, to the extent such taxes are not payable directly by the Loan Parties or any of their Subsidiaries, which payments, dividends and distributions by such Loan Party (less any such taxes payable directly by the Borrower or its Subsidiaries) shall not be in excess of the applicable income or franchise tax liabilities that would have been payable by Holdings, the Loan Parties and the Loan Parties’ Subsidiaries on a stand-alone basis.

“Permitted Transferees” means (a) any Controlled Investment Affiliate of the Sponsors (collectively, “Sponsor Affiliates”), (b) any managing director, general partner, limited partner, director, officer or employee of the Sponsors or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (d) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Permitted Use” in respect of any Net Cash Proceeds of either (x) any Asset Sale or (y) any Debt Issuance or any issuance by a Loan Party of Disqualified Capital Stock, means, without duplication, and without duplication of any such amounts paid by any other Person, the actual application of such proceeds by:

(a) any Loan Party to (i) fund its current operations; provided that Excess Availability (as defined under the ABL Credit Agreement as in effect on the date hereof) under the ABL Credit Agreement is less than $300.0 million, or (ii) make unsubordinated loans to a Non-Loan Party to fund such Non-Loan Party’s current operations; provided that (A) prior to and after giving effect to any such unsubordinated loan, there is at least $300.0 million of Excess Availability (as defined under the ABL Credit Agreement as in effect on the date hereof) under the ABL Credit Agreement and (B) the amount necessary to fund current operations shall exclude any dividends or distributions otherwise made by such Non-Loan Party to its equity holder(s) (other than any such dividends or distributions that are or were used, to pay Permitted Holdings Expenses, Permitted Tax Distributions, Permitted Uses or trade payables and other operating expenses attributable to the operations of such Non-Loan Party or its Subsidiaries); and

(b) any Loan Party in an amount necessary to (i) make Permitted Tax Distributions, (ii) pay Permitted Holdings Expenses and (iii) make unsubordinated loans to Holdings to fund (A) interest payments when due in respect of Certain Holdings Indebtedness or any refinancings thereof and in respect of Indebtedness incurred by Holdings to refinance the Loans, (B) principal payments of the Holdings 2006 Notes and (C) obligations owing in respect of any Specified Holdings Indebtedness; and

(c) any Loan Party to repay borrowings under the ABL Credit Agreement incurred to finance the repurchase the Equity Stock Units.

; provided that no such use shall be considered a “Permitted Use” to the extent of the amount of Cash Equivalents held by MPO Holdings LLC and permitted to be dividended, distributed or otherwise transferred out of MPO Holdings LLC pursuant to and in accordance with the terms of the CMBS New Holdco Transaction and applicable law that are not applied towards the items described above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 6.02.

“Pro Rata Share” means, with respect to each Lender, (i) at or prior to the funding on the Closing Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the amount of the Aggregate Commitments and (ii) thereafter, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of such Lender and the denominator of which is the aggregate principal amount of the Loans of all Lenders.

“Proceeds Sharing Agreement” means a sharing agreement by the Limited Guarantor in favor of Administrative Agent substantially in the form of Exhibit I.

“Propco” means (a) a Delaware Propco and/or (b) any other direct or indirect domestic Subsidiary of Holdings (other than Toys “R” Us Europe LLC so long as it holds no domestic Real Property), the primary assets (other than cash or Cash Equivalents) of which consist of rights, title and interest (including any leasehold, mineral or other estate) in and to parcels of or interests in Real Property, whether by lease, license or other means, in each case which has no other Indebtedness other than pursuant to a Real Estate Transaction or Indebtedness of the types permitted to be incurred under Section 7.03 if such Propco were a Loan Party.

“Propco Sale Leaseback” means (a) a Delaware Sale Leaseback and/or (b) a New Holdco Sale Leaseback.

“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualifying IPO” means an equity issuance by Holdings consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (a) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and (b) resulting in gross proceeds to Holdings of at least $100.0 million.

“Real Estate Portfolio” means (a) with respect to a CMBS Delaware Transaction, all of the Real Property that is transferred to a Delaware Propco in connection with a CMBS Delaware Transaction, (b) with respect to a Delaware Sale Leaseback, all or any portion of the remaining Real Property owned before such Delaware Sale Leaseback by the Loan Parties (and which is not otherwise the subject of clause (a) above or (c) below), and (c) with respect to a New Holdco

Real Estate Transaction, all or any portion of the remaining Real Property owned before such New Holdco Real Estate Transaction by (i) the Loan Parties (and which is not otherwise the subject of clause (a) or (b) above), (ii) certain Subsidiaries of Holdings, consisting of Stores or other Real Property that has been designated for closure within twelve (12) months of such transfer and that (x) was or is dividended to Holdings and then contributed by Holdings to a Loan Party or a Guarantor or Residual Interest Provider or (y) was or is sold to a New Holdco or New Holdco Non Guarantor in exchange for a Real Estate Transaction Note and/or cash or Cash Equivalents (in either case, either by dividend and contribution or sale of such Real Property or by dividend and contribution or sale of a Subsidiary that directly or indirectly owns such Real Property), (iii) certain Subsidiaries of Holdings which own the headquarters facility located in Wayne, New Jersey and (iv) the Real Property of certain domestic Subsidiaries of Holdings, the operations of which are to be transferred to the Borrower on the Closing Date.

“Real Estate Transaction Note” means an unsubordinated note issued by a New Holdco or a New Holdco Non Guarantor in favor of a Loan Party in an amount equal to the difference between (x) the fair market value of the Real Estate Portfolio transferred to the New Holdco or New Holdco Non Guarantors that is the issuer of such Real Estate Transaction Note or any of its Subsidiaries pursuant to Section 7.05(e)(ii) or (iii) and (y) the amount of cash and Cash Equivalents paid to such Loan Party in connection with such transfer, with shall include such relevant provisions as are comparable to the provisions of Exhibit K hereto.

“Real Estate Transactions” means (a) the Delaware Real Estate Transactions and (b) the New Holdco Real Estate Transactions.

“Real Estate Transactions Documents” means all agreements, documents, certificates and instruments executed and/or delivered in connection with the applicable Real Estate Transaction, therewith, including any Residual Interest Instrument, each as may be modified, amended, supplemented or restated, and in effect from time to time, pursuant to Section 7.12.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registration Rights Agreement” shall mean the registration rights agreement to be entered into in respect of the Exchange Notes, in substantially the form of Exhibit J hereto, with such modifications thereto as may be agreed to by the Borrower and the Required Lenders.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Required ABL Prepayment Amount” means, as of any date of determination, the amount necessary to be repaid under the ABL Credit Agreement to result in Excess Availability (as defined in the ABL Credit Agreement) immediately following such repayment of at least $300.0 million.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of all Loans and Commitments outstanding.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Residual Interest Instrument” means (a) an instrument issued by a New Holdco or New Holdco Non Guarantors in favor of the Lenders substantially in the form of Exhibit K hereto or (b) a Real Estate Transaction Note.

“Residual Interest Provider” means Wayne Real Estate Holding Company, LLC and any other Person issuing or otherwise providing a Residual Interest Instrument (until such Residual Interest Instrument is released in accordance with its terms) as required pursuant to the terms hereof; provided, that MPO Holdings LLC shall not be required to provide a Residual Interest Instrument.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its Subsidiaries, (b) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Loan Party or any of its Subsidiaries or (c) payment on or in respect of any Indebtedness of Holdings other than with respect to the 8.75% Debentures due 2021, interest payments when due in respect of Certain Holdings Indebtedness, principal payment on the Holdings 2006 Notes and payments in respect of Specified Holdings Indebtedness; provided that “Restricted Payments” shall not include any dividends payable solely in Equity Interests (other than Disqualified Capital Stock) of a Loan Party or any of its Subsidiaries to its direct parent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of a Loan Party that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“SPC” has the meaning assigned to such term in Section 10.06(g).

“Specified Default” means the occurrence of any Event of Default specified in Section 8.01(a), or 8.01(d).

“Specified Holdings Indebtedness” means the Indebtedness set forth on Schedule 1.01-B hereto.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and their respective affiliates.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or a Subsidiary thereof.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any other Loan Party that is by its terms subordinated in right of payment to the Obligations (other than intercompany Loans made pursuant to Section 7.03(l)).

“Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party, and Subsidiaries of any Person shall include Persons that will become Subsidiaries of such Person as a result of the Merger.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Material Subsidiary of the Borrower, other than (a) any Foreign Subsidiary, (b) any Propco, (c) any New Holdco, (d) any New Holdco Non Guarantor, (e) Geoffrey International LLC, (f) Toys “R” Us Service, Inc. and (g) TRU of Puerto Rico, Inc.

“Target” has the meaning assigned to such term in the preamble hereto.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Toys-MA” means Toys “R” Us-Mass, Inc., a Massachusetts corporation.

“Toys-OH” means Toys “R” Us-Ohio, Inc., a Delaware corporation.

“Toys-PA” means Toys “R” Us-Penn, Inc., a Pennsylvania corporation.

“Transaction Documents” means the Acquisition Documents, documents governing the Equity Contribution, the ABL Credit Agreement Documents, the Loan Documents and the Real Estate Transaction Documents, in each case, entered into on the Closing Date.

“Transactions” means, collectively, (a) the consummation of the Merger, (b) the Equity Contribution, (c) the funding of the Initial Loans, (d) the initial funding of the loans under the ABL Credit Agreement and the effectiveness of the ABL Credit Agreement Documents, (e) the CMBS Delaware Transaction and CMBS New Holdco Transaction entered into on the Closing Date, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Trustee” has the meaning assigned to such term in Section 6.12(a).

“Type” means the character of a Loan as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen Loan” means the $159,963,437 Secured Dollar Loan Agreement, dated as of March 19, 2002, by and among Toys R Us-Service, Inc. and Geoffrey International, Inc., as borrowers, ST Funding Company, as lender, and Citibank, N.A., Tokyo Branch, as paying and collateral agent, as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all Schedules to this Agreement shall relate solely to the Loan Parties after giving effect to the release of the Initial Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

ARTICLE II

THE COMMITMENTS AND BORROWING OF LOANS

2.01 Loans.

(a) Bridge Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each such loan, a “Bridge Loan”) to the Initial Borrower on the Closing Date, in the amount of such Lender’s Commitment as set forth on Schedule 2.01. Amounts borrowed as Bridge Loans under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Bridge Loans on the Closing Date will be made as Eurodollar Rate Loans.

(b) Term Loans. Subject to satisfaction of the conditions set forth in Section 2.01(d) and in reliance upon the representations and warranties of the Borrower herein set forth, the Borrower and each Lender severally agrees that if the Bridge Loans have not been repaid in full, the then outstanding principal amount of each Lender’s Bridge Loans shall automatically be converted into a loan (individually, a “Term Loan” and collectively, the “Term Loans”) by the Borrower on the Conversion Date in an aggregate principal amount equal to the then outstanding principal amount of such Lender’s Bridge Loans. Upon the conversion of a Lender’s Bridge Loans into Term Loans, such Lender shall cancel on its records a principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of Term Loans made by such Lender.

(c) Exchange Notes. (i) Subject to satisfaction of the provisions of this Section 2.01(c) and Section 2.01(d) below and in reliance upon the representations and warranties of the Borrower herein set forth, on and after the one-year anniversary of the Conversion Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for exchange notes (individually, an “Exchange Note” and collectively, the

“Exchange Notes”) in exchange for Term Loans. Each Lender’s Exchange Notice shall indicate the aggregate principal amount of Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.01(c), which shall be in integral multiples of $1,000 and, if such Lender holds Notes, be accompanied by the Notes to be exchanged for Exchange Notes. No Exchange Notices shall be accepted by the Administrative Agent more than thirty days prior to the one year anniversary of the Conversion Date.

(ii) Notwithstanding the foregoing, such Lender’s Term Loans shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and all such Lenders by the Administrative Agent. Thereafter, the Borrower shall a set a date (the “Exchange Date”) for the exchange of Term Loans for Exchange Notes, which date shall be no less than five days and no more than ten days after such Exchange Trigger Event; provided that the first Exchange Date shall not occur prior to the one year anniversary of the Conversion Date. On such Exchange Date, the Borrower shall execute and deliver to each Lender that exchanges Term Loans, an Exchange Note in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of such Term Loan (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Note Indenture. Upon issuance of the Exchange Notes, any Notes delivered hereunder shall be canceled by Borrower and the corresponding amount of the Loans deemed repaid. If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Term Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(iii) The Borrower shall have appointed a trustee reasonably acceptable to the holders of the Exchange Notes and entered into the Exchange Note Indenture and the Registration Rights Agreement, and in each case shall comply with the terms and conditions in each such agreement.

(d) Conditions to Term Loans. On the Conversion Date, the conversion of Bridge Loans to Term Loans shall be subject to the following conditions:

(i) no Specified Default shall have occurred and be continuing;

(ii) all fees then due to the Arrangers and the Lenders and presented for payment shall have been paid in full;

(iii) the applicable Lenders shall have received promissory notes evidencing the Term Loans (if requested); and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) The borrowing of Initial Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Such notices may be provided by telephone; provided that each such telephone notice (x) in respect of Base Rate Loans must be received by no later than 3:00 p.m. on the Business Day prior to the date of such Borrowing and (y) is thereafter confirmed in writing and received by the Administrative Agent not later than (i) 2:00 p.m., two Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 12:00 noon, on the requested date of any borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing or Conversion Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in an amount equal to $1.0 million or a whole multiple of $1.0 million in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing or Conversion Notice (whether telephonic or written) shall specify (i) in the case of a conversion or continuation, whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.

(b) Following receipt of a Borrowing or Conversion Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of the borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays breakage costs incurred in connection with such conversion and required to be paid pursuant to Section 3.05 of which it has been notified. During the existence of a Specified Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03 Prepayments. Subsections (a), (g) and (h) of this Section 2.03 shall remain in effect through and including the Final Maturity Date. Subsections (b), (c), (d), (e) and (f) shall be in effect until the Conversion Date, on which date such subsections shall be modified as set forth in Article XI.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time, voluntarily prepay Loans in whole or in part; provided that (A) such notice shall be given in accordance with Section 2.03(h); (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless otherwise revoked prior to the date of such prepayment in accordance with Section 2.03(h). Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.

(b) Asset Sales. Promptly following the receipt of any Net Cash Proceeds of any Asset Sale after the Closing Date, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.03(b) with respect to:

(A) any Asset Sale permitted by Section 7.05(a), (b), (c), (d), (f), (g), (h) (other than any Lease that is required to be capitalized on the lessor’s financial statements prepared in accordance with GAAP), (j), (k), (l), (p) or (q);

(B) Net Cash Proceeds used for a Permitted Use;

(C) amounts not in excess of the Required ABL Prepayment Amount on such date plus the amount by which the gross principal amount of proceeds generated by the Delaware Real Estate Transaction is less than $850.0 million that are applied to repay amounts outstanding under the ABL Credit Agreement;

(D) an aggregate amount not to exceed the lesser of (i) $253.0 million plus accrued interest and (ii) an amount equal to the principal amount plus accrued interest of the Holdings 2006 Notes outstanding at the time of the receipt of such Net Cash Proceeds that is used to pay the Holdings 2006 Notes (and which amount may, pending such final application, be applied to repay borrowings under the ABL Credit Agreement), in either case less the aggregate proceeds from one or more Real Estate Transactions consummated prior to the Closing Date in excess of $850.0 million;

(E) the disposition of property which constitutes Extraordinary Receipts;

(F) Net Cash Proceeds which are to make payments in respect of the 8.75% Debentures due 2021 (or to repay amounts drawn under the ABL Credit Agreement which were used to make payments in respect of such debentures);

(G) Net Cash Proceeds (1) resulting from the Real Estate Transactions to the extent applied to (i) repay amounts outstanding under the ABL Credit Agreement and/or intercompany loans from a Non-Loan Party in an aggregate amount not to exceed the principal amount of (x) borrowings under the ABL Credit Agreement and (y) intercompany loans from such Non-Loan Parties, in each case, that were used to repay the Delaware Note, in whole or in part, and/or (ii) repay the Delaware Note or otherwise make a Restricted Payment to Holdings to reimburse Non-Loan Parties for amounts dividended or loaned to Holdings in connection with the contribution by Holdings to the applicable New Holdco or New Holdco Non-Guarantor of an equivalent amount; and (2) from an Asset Sale of Inventory (as defined in the ABL Credit Agreement), to the extent such Net Cash Proceeds are applied to repay amounts outstanding under the ABL Credit Agreement;

(H) Net Cash Proceeds from the sale of Real Property that is the subject of a Delaware Real Estate Transaction, other than to the extent such proceeds are dividended, loaned or otherwise transferred to a Loan Party;

(I) Net Cash Proceeds from an Asset Sale by (1) a Foreign Subsidiary of the Borrower (unless, and to the extent that, any such proceeds are repatriated to the United States) or (2) Geoffrey International LLC unless and to the extent that such proceeds are dividended, loaned or otherwise transferred to a Loan Party;

provided that any Net Cash Proceeds from Asset Sales constituting the sale or disposition of an Investment pursuant to Section 7.05(n) applied pursuant hereto shall be limited to 50% of the cumulative net gain (after giving effect to 100% of all losses) on all Investments made pursuant to such Section so sold or disposed of since the Closing Date. The foregoing clauses (B), (C), (D) and (F) are referred to herein as “Certain Permitted Prior Payments.”

(c) Debt Issuance or Disqualified Capital Stock Issuance. Promptly following the receipt of any Net Cash Proceeds of any Debt Issuance after the Closing Date or any issuance by any Loan Party of Disqualified Capital Stock after the Closing Date, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.03(c) with respect to (A) Certain Permitted Prior Payments, (B) the proceeds of subordinated loans from Holdings or any Non-Loan Party to Loan Parties, (C) the proceeds of any intercompany loans permitted pursuant to Section 2.03(b)(G)(1) or Section 7.03(l) or (D) Net Cash Proceeds from an Asset Sale by a Foreign Subsidiary of the Borrower (unless, and to the extent that, any such proceeds are repatriated to the United States).

(d) Equity Issuance. Promptly following the receipt of any Net Cash Proceeds of any Equity Issuance after the Closing Date, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) Extraordinary Receipts. Promptly following the receipt of any Net Cash Proceeds from any Extraordinary Receipts, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds is expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets no later than 270 days following the date of receipt of such proceeds; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 270-day period, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.03(e).

(f) Change of Control. In addition to the scheduled repayments provided for in this Section 2.03, the Borrower shall make an offer to repay all Loans in full (including any accrued and unpaid interest to the date of prepayment) promptly upon the occurrence of any Change of Control.

(g) Application of Prepayments. Amounts to be applied pursuant to this Section 2.03 to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.03 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and the Borrower and applied to the prepayment of

Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.

(h) Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 12:00 noon, two Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Loan, not later than 12:00 noon, one Business Day before the date of prepayment. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice of prepayment shall be revocable on any Business Day prior to the date of repayment, provided that, within 5 Business Days of receiving a written demand for such reimbursement which sets forth the calculation of breakage costs incurred and payable pursuant to Section 3.05 in reasonable detail, the Borrower shall reimburse the Lenders for such breakage costs associated with the revocation of any notice of prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.03. Prepayments shall be accompanied by accrued interest as required by Section 2.06.

2.04 Termination of Commitments. The Commitments of each Lender shall automatically terminate on the Closing Date upon the borrowing of the Loans on such date.

2.05 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Conversion Date the aggregate principal amount of all Bridge Loans outstanding on such date, unless such Loans have been converted to Term Loans in accordance with Section 2.01(b) or Exchange Notes in accordance with Section 2.01(c).

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below:

(i) each Initial Loan that is a

(A) Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (x) the Eurodollar Rate for such Interest Period plus the Applicable Rate and (y) the Applicable Maximum Rate; and

(B) Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (x) the Base Rate plus the Applicable Rate and (y) the Applicable Maximum Rate.

(ii) Term Loans shall bear interest for the period from and including the Conversion Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the outstanding principal amount thereof at a rate per annum equal to

(A) in the case of Eurodollar Rate Loans, the lesser of (x) the Eurodollar Rate for each Interest Period plus the Applicable Rate plus the Extension Spread and (y) the Applicable Maximum Rate; and

(B) in the case of Base Rate Loans, the lesser of (x) the Base Rate plus the Applicable Rate plus the Extension Spread and (y) the Applicable Maximum Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a)(i)(B) (in either case, the “Default Rate”).

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as provided in the Fee Letter.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made or continued, converted from a Loan of another Type, or converted from an Initial Loan to a Term Loan and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Any change in the interest rate in a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

(a) The Loans, and the principal and interest due with respect thereto, made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each of the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the Type comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative

Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Initial Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Initial Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Initial Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Initial Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Initial Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Initial Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Initial Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).

Subject to the provisions of Section 10.06(d), each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if any Loan Party shall be required to deduct, or an Agent or a Lender shall be required to remit, any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Loan Parties. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes (which shall be repaid to the Borrower in accordance with Section 3.01(f)) so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.01 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six months from the end of such fiscal year; provided further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent on its own behalf or on behalf of any Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (A) a Form W-8BEN, or any subsequent versions thereof or successors thereto, and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (3) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or a reduced rate of U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents or, in the case of a Foreign Lender claiming exemption for “portfolio interest,” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 3.01(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 3.01(e) that such Foreign Lender is not legally able to deliver.

(f) The Borrower shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Loan Party shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Agent or Lender to the extent that such Agent or Lender becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Agent or Lender (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Agent or Lender or a change in the branch or lending office of such Agent or Lender, as the case may be, such Agent or Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 3.01(g); provided, however, that such efforts shall not include the taking of any actions by such Agent or Lender that would result in any tax, costs or other expense to such Agent or Lender (other than a tax, cost or other expense for which such Agent or Lender t shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Agent or Lender have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Agent or Lender.

(h) If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.

(i) If any Lender or Agent reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 3.01 exceeding the amount needed to make such Lender or Agent whole, such Lender or Agent shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

3.02 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Rate Loan, then, by written notice to the Borrower, such Lender may (x) declare that Eurodollar Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Rate Loan shall, unless withdrawn, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans, in which event all such Eurodollar Rate Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in Section 2.02. In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Loans that would have been made by such Lender or the converted Eurodollar Rate Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Loans.

(b) For purposes of this Section 3.02, a notice to the Borrower pursuant to Section 3.02(a) above shall be effective, if lawful, and if any Eurodollar Rate Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

3.03 Alternate Rate of Interest for Loans. If, prior to the commencement of any Interest Period for a Eurodollar Rate Loan, the Administrative Agent:

(a) reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or

(b) is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Domestic Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing or Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Rate Loan, such Borrowing shall be made as a Borrowing of Base Rate Loans unless withdrawn by the Borrower.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of that incurred by similarly situated lenders to such Lender of making or maintaining any Eurodollar Rate Loan or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such

Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Compensation for Losses. The Borrower shall promptly reimburse any Lender for any loss, cost or expense incurred by it in the reemployment of funds resulting from:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or the failure of the Lender to deliver any notice pursuant to Section 3.02, 3.03 or 3.04) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower.

Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Eurodollar Rate for such Loan (but specifically excluding any Applicable Margin) for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a Eurodollar Rate Loan with Base Rate Loans other than on the last day of the Interest Period for such Loan or the failure to prepay a Eurodollar Rate Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Eurodollar Rate Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a Eurodollar Rate Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 and the manner in which such amount was determined shall be delivered to the Borrower (with a copy to the Administrative Agent). The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.04 or cannot make Loans under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Initial Loans. The obligation of each Lender to make its Initial Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) Loan and Corporate Documents; Certificates. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement (including the Exhibits and Schedules thereto), the Assumption Agreement and each other Loan Document;

(ii) a Note executed by the Initial Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except those jurisdictions where the failure to be so qualified could not reasonably be expected to have a Closing Date Material Adverse Effect;

(v) a certificate signed by the chief financial officer and senior vice president of the Initial Borrower on behalf of the Initial Borrower certifying (A) that the conditions specified in Sections 4.01(f) and (g) have been satisfied and (B) that there has been no Closing Date Material Adverse Effect since March 17, 2005; and

(vi) a Borrowing Notice and the Indemnity Letter, relating to the Initial Loans.

(b) Financings and Other Transactions, Etc. Prior to or substantially concurrently with the borrowing of Initial Loans, the Merger, the Equity Contribution shall have been consummated in all material respects or shall be consummated in all material respects contemporaneously with the effectiveness of this Agreement on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents (including all schedules and exhibits thereto), and no material condition in the Acquisition Agreement required to be satisfied shall have been waived or modified in a manner materially adverse to the Lenders (as reasonably determined by the Arrangers), in each case, without the prior written consent of the Arrangers. The funding of the Loans under the ABL Credit Agreement shall be made substantially contemporaneously with the funding of the Initial Loans.

(c) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Joint Administrative Agent, the Arrangers and the Lenders, opinions of counsel to the Loan Parties, in each case addressed to each of the Agents, the Arrangers and the Lenders and dated the Closing Date, substantially in the form of Exhibit E-1 and E-2.

(d) Indebtedness. Upon consummation of the Transactions, the Loan Parties (other than the Initial Borrower) shall not have any outstanding Indebtedness other than Indebtedness set forth on Schedule 4.01(d).

(e) Fees and Expenses. All accrued fees and invoiced expenses of the Agents, the Arrangers and the Lenders (including the fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Agents and the Arrangers, and of local counsel for the Lenders) required to be paid on or before the Closing Date and presented for payment shall have been paid.

(f) Representations. The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date as though made on such date; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects as of such earlier date; and (ii) to the extent that such representations and warranties specifically refer to a Material Adverse Effect, then such representations and warranties as of the Closing Date shall be deemed to refer to a Closing Date Material Adverse Effect; provided further that, notwithstanding anything in this Section 4.01(f) or Article V to the contrary, any representations and warranties in Article V hereof to the extent relating to the business and operations of the Target shall be construed to be limited to, consistent with and in any event no more onerous than the representations and warranties relating to the business and operations of the Target contained in the Acquisition Agreement.

(g) No Default. As of the Closing Date, no Default or Event of Default exists and immediately after the consummation of the Merger and the consummation of the transactions described on Schedule 1.04 hereto, no Default or Event of Default will exist.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to funding on the Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans to be made hereby, each Loan Party represents and warrants to each Lender as of the date hereof that the following statements are true and correct (it being understood and agreed that the representations and warranties made herein are deemed to be made concurrently with the execution and delivery of the Acquisition Documents and consummation of the Transactions):

5.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as (i) have been obtained or made and are in full force and effect, or (ii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

5.04 Financial Condition. The Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of income, stockholders’ equity and cash flows for the Target and its Subsidiaries as of and for the Fiscal Year ending on or about January 31, 2005 and as of and for the Fiscal Quarter ending on or about April 30, 2005, certified by a Responsible

Officer of the Target. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Target and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since the date of the Acquisition Agreement, there has been no Closing Date Material Adverse Effect.

5.05 Properties.

(a) Except as disclosed on Schedule 5.05(a), each Loan Party has title to, or valid leasehold interests in, all its real (immovable) and personal (moveable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party owns, or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights and other intellectual property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 5.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party and its Subsidiaries, threatened in writing against or affecting any Loan Party or its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.06(b), no Loan Party or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

5.07 Compliance with Laws and Agreements. Each Loan Party and each of its Subsidiaries is in compliance with all Applicable Law and all Material Indebtedness (including, without limitation, the Indentures), and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.08 Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, and subject to regulation under, the Public Utility Holding Company Act of 1935.

5.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party and its Subsidiaries have set aside on its books adequate reserves, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect.

5.11 Disclosure. None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties and their Subsidiaries furnished by or on at the direction of any Loan Party and its Subsidiaries to any Lender or Agent in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

5.12 Subsidiaries.

(a) Schedule 5.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there are no other Equity Interests of any class outstanding as of the Closing Date. To the knowledge of the Responsible Officers of the Loan Parties, all such Equity Interests are validly issued, fully paid and, except as set forth on Schedule 5.12, non-assessable.

(b) Except as set forth on Schedule 5.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Closing Date.

5.13 Insurance. Schedule 5.13 sets forth a description of all business interruption, general liability, directors’ and officers’ liability, comprehensive, and casualty insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.13 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

5.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or its Subsidiaries pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect. The hours worked by and payments made to employees of the Loan Parties or their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party or its Subsidiaries, or for which any claim may be made against any Loan Party or its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.14, as of the Closing Date no Loan Party nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or its Subsidiaries has made a pending demand for recognition. As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or its Subsidiaries is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

5.15 Federal Reserve Regulations.

(a) No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

5.16 Solvency. The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with Transactions or this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.17 TRU Acquisition. The Agents have received (x) copies of each of the material Acquisition Documents set forth on Schedule 5.17, including all amendments and schedules thereto through the Closing Date, and (y) evidence that the certificate of merger contemplated in the Acquisition Documents has been cleared by applicable Governmental Authorities for filing in the office of the Secretary of State of Delaware. As of the Closing Date, the Acquisition Documents furnished to the Agents are true, accurate and complete copies thereof, are in full force and effect and have not been modified, amended, waived, supplemented or terminated, except for any material modifications, amendments, waivers or supplements thereto approved by the Agents (to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents)).

5.18 Use of Proceeds. The Borrower will use the proceeds of the Initial Loans (together with the proceeds of the initial loans under the ABL Credit Agreement and the Equity Contribution) to finance in part the Merger and pay fees and expenses incurred in connection with the Transactions; provided that all underwriting, commitment and other related fees and expenses payable in connection with the Initial Loans will be paid from the proceeds of the Initial Loans.

ARTICLE VI

AFFIRMATIVE COVENANTS

Except as modified on the Conversion Date as set forth in Article XI, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims), each Loan Party shall, and shall cause each of its Subsidiaries (other than a Delaware Propco, a New Holdco or a New Holdco Non Guarantor) to:

6.01 Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) Within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower commencing with the Fiscal Year ended January 27, 2006, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for the Borrower and its Subsidiaries, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto;

(b) Commencing with the Fiscal Quarter ending April 30, 2006, within sixty (60) days after the end of each of the first three Fiscal Quarters of the Borrower, the Consolidated balance sheet and related statements of operations, and cash flows the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for the Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, all certified by one of the Borrower’s Responsible Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto;

(c) Within thirty (30) days after the end of each Fiscal Month of the Borrower and its Subsidiaries during the period commencing on the Closing Date and ending on January 31, 2006, internally prepared monthly operating financial reports for the Borrower and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, all certified by one of the Borrower’s Responsible Officers as, to such officer’s knowledge, presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis;

(d) Commencing with the Fiscal Month ending January 31, 2006, within thirty (30) days after the end of each Fiscal Month of the Borrower and its Subsidiaries (other than for the Fiscal Months of February and March 2006, for which Fiscal Months the following financial statements shall be furnished within 45 days after the end of such Fiscal Months), such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for the Borrower and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, all certified by one of the Borrower’s Responsible Officers as presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto;

(e) Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10K and 10Q for Holdings (for so long as Holdings is subject to the reporting requirements under the Exchange Act);

(f) Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit; and

(g) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents or any Lender may reasonably request (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation).

6.02 Notices of Material Events. Furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a) a Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of Holdings thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) any development that results in a Material Adverse Effect;

(e) any change in any Loan Party’s chief executive officer or chief financial officer; and

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business. Do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 7.04.

6.04 Payment of Obligations. Pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

6.05 Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Store closings and Asset Sales permitted pursuant to Section 7.05.

6.06 Insurance.

(a) (i) Maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it; (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) The Agents acknowledge that the insurance policies described on Schedule 5.13 are satisfactory to them as of the Closing Date and are in compliance with the provisions of this Section 6.06.

6.07 Books and Records; Inspection Rights; Accountants.

(a) Keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and permit any representatives designated by the Agents, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as a representative of the Borrower is afforded an opportunity to be present) and to examine and make extracts from its books and records, all for such reasonable times and as often as reasonably requested.

(b) Shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; provided, that a representative of the Borrower shall be given the opportunity to be present at all such discussions.

6.08 Compliance with Laws. Comply with all Applicable Laws and the orders of any Governmental Authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.09 Use of Proceeds. Use the proceeds of the Loans made hereunder only to directly or indirectly finance the Merger. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

6.10 Additional Guarantors.

(a) Additional Subsidiary Guarantees. After the Closing Date, if any Loan Party shall form or acquire a Material Subsidiary, the Borrower will notify the Administrative Agent thereof and the Borrower or such Loan Party will cause such Subsidiary to become a Loan Party hereunder within ten Business Days after such Subsidiary is formed or acquired by promptly causing such new Subsidiary to execute the joinder agreement to the Guarantee, substantially in the form annexed thereto; provided that no Guarantee is required from any new Subsidiary that (i) is a Foreign Subsidiary, (ii) is a Propco, (iii) is a New Holdco Non Guarantor or (iv) is a New Holdco except to the extent set forth in clause (b) below.

(b) Additional Residual Interest Instruments. After the Closing Date, if any New Holdco is required to issue a Residual Interest Instrument hereunder, the Borrower will notify the Administrative Agent thereof and within ten Business Days thereof, such New Holdco will issue execute a Residual Interest Instrument; provided that no Residual Interest Instrument is required to be issued by any new Subsidiary that (i) is a Foreign Subsidiary, (ii) is a Propco, (iii) is a New Holdco Non Guarantor or (iv) is a New Holdco which had previously issued a Residual Interest Instrument that was released in accordance with its terms unless and until such New Holdco is otherwise required to reissue a Residual Interest Instrument pursuant to this Agreement.

6.11 Refinancing of Loans. The Borrower shall use its commercially reasonable efforts to refinance in whole or in part the full amount of the Initial Loans hereunder on or prior to the Conversion Date.

6.12 Exchange Notes.

(a) The Borrower shall, as promptly as practicable after the first Exchange Trigger Event but in any event prior to the first Exchange Date, enter into the Exchange Note Indenture, containing, among other things, the covenants and other provisions set forth in the Description of Exchange Notes attached as Exhibit G hereto, with a bank or trust company acting as indenture trustee thereunder (the “Trustee”), which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $100.0 million.

(b) In compliance with Section 2.01(c), on the applicable Exchange Date, the Borrower shall execute, cause the Trustee to authenticate, and deliver to each Lender who has delivered an Exchange Notice an Exchange Note dated as of the Exchange Date, bearing interest as set forth therein and otherwise issued in accordance with the Exchange Note Indenture, in exchange for such Lender’s Loan (and any note evidencing such Loan), registered in the name specified by such Lender, in the principal amount equal to 100% of the outstanding principal amount of the Loans for which they are exchanged.

(c) The Borrower shall, as promptly as practicable after the first Exchange Trigger Event but in any event prior to the first Exchange Date, enter into the Registration Rights Agreement, substantially in the form of Exhibit J hereto.

ARTICLE VII

NEGATIVE COVENANTS FOR BRIDGE LOANS

Except as modified on the Conversion Date as set forth in Article XI, so long as any Lender shall have any Commitment hereunder or any Initial Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to unasserted claims), the Loan Parties shall not, nor shall any Loan Party permit any of its Subsidiaries (other than a Delaware Propco, a New Holdco or a New Holdco Non Guarantor) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens imposed by law for Taxes that are not required to be paid pursuant to Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure or relating to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens securing judgments that do not constitute an Event of Default under Section 8.01(e);

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the Property in any material respect;

(g) Liens on any property or assets of a Loan Party or its Subsidiaries set forth on Schedule 7.01(g); provided that if such Lien secured Indebtedness, such Lien shall secure only the Indebtedness permitted by Section 7.03(c) and refinancings thereof;

(h) (i) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary which are permitted under Section 7.03(f) so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, (C) such Liens shall not violate the terms of the Indentures, and (D) such Liens shall not extend to any other property or assets of the Loan Parties and (ii) Liens incurred in connection with sale leaseback transactions of fixed or capital assets as long as such Liens shall not violate the terms of the Indentures and the proceeds are applied in accordance with Section 7.08;

(i) (i) Liens securing Indebtedness incurred pursuant to Sections 7.03(b) and (e), and (ii) Liens securing Indebtedness incurred pursuant to Section 7.03(k); provided that such Liens are limited solely to the assets of the Geoffrey Entities;

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(l) (i) Liens on Real Property to finance or refinance Indebtedness permitted by Section 7.03(n); provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate Portfolio that is the subject of such financing or refinancing and (ii) Liens on equity interests of any New Holdco Non Guarantor or Propco in connection with any Indebtedness permitted by Section 7.03(n);

(m) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to Section 7.02(m);

(n) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party or a Subsidiary thereof;

(o) Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(p) Liens placed on any of the assets or equity interests of a Foreign Subsidiary;

(q) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(r) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;

(s) the replacement, extension or renewal of any Permitted Lien; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable;

(t) Liens on insurance policies and the proceeds thereof incurred in the ordinary course of business in connection with the financing of insurance premiums; provided that such Liens shall limited only to the insurance policies and proceeds of such insurance premiums;

(u) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(v) Liens arising by operation of law under Article 4 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in connection with collection of items provided for therein;

(w) Liens arising by operation of law under Article 2 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

(x) Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(y) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(z) Liens securing Indebtedness incurred pursuant to Section 7.03(u); provided that (i) such Liens shall be limited to voluntary Liens on equipment and Real Property in existence at the time such equipment and Real Property are acquired and on equipment and Real Property of a Subsidiary of a Borrower in existence at the time such Subsidiary is acquired and (ii) such Liens shall not be incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;

(aa) Liens on assets not otherwise permitted by this Section 7.01; provided that the aggregate outstanding principal amount of the obligations secured by such Liens shall not exceed (as to all Loan Parties) $50.0 million at any one time;

(bb) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Investments permitted pursuant to Section 7.03; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(cc) with respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;

(dd) Liens relating to Indebtedness permitted by Section 7.03(t) that comply with the provisions of Section 7.03(t);

(ee) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry; and

(ff) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsors (other than Holdings and any of its Subsidiaries)) in the ordinary course of business.

7.02 Investments. Make any Investments, except:

(a) Investments held by any Loan Party or a Subsidiary thereof in the form of Cash Equivalents;

(b) Investments (i) of any Loan Party in any Subsidiary Guarantor or any Person that, in connection with such Investment, becomes a Subsidiary Guarantor, (ii) of any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor (other than the Geoffrey Entities), (iii) of up to $25.0 million in one or more Non-Guarantor Subsidiaries or the Geoffrey Entities by the Borrower and/or one or more Subsidiary Guarantors, (iv) of a Non-Guarantor Subsidiary in another Non-Guarantor Subsidiary and (v) of a Loan Party in any Non-Loan Party satisfying the conditions of subsection (a)(ii) or (b) of the definition of “Permitted Use”; provided that in the case of Investments in the form of Indebtedness, all such Indebtedness shall be evidenced by promissory notes;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(d) guarantees permitted by Sections 7.03(d), (u) and (v);

(e) Hedge Agreements permitted by Section 7.03(e);

(f) non-cash consideration received in any asset sale permitted by Section 7.05;

(g) transactions permitted by Section 7.04;

(h) Investments by a Loan Party consisting of contributions of Real Property to (x) a Delaware Propco, a New Holdco Non Guarantor or a New Holdco that is a Subsidiary of the Borrower in connection with a Delaware Real Estate Transaction or (y) a Propco, New Holdco Non Guarantor or a New Holdco that is a Subsidiary of the Borrower in connection with a New Holdco Real Estate Transaction otherwise permitted hereunder;

(i) Investments existing on the Closing Date and set forth on Schedule 7.02(i), and refinancings thereof on substantially the same terms;

(j) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans or advances to employees shall not exceed $20.0 million in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;

(k) capitalization or forgiveness of any Indebtedness owed to a Loan Party by another Loan Party;

(l) to the extent permitted by Applicable Law, notes from officers and employees of a Loan Party issued by such officers and employees in exchange for equity interests of Holdings purchased by such officers or employees pursuant to a stock ownership of purchase plan or compensation plan;

(m) other Investments in an amount not to exceed $75.0 million in the aggregate outstanding at any time, determined without regard to any write-downs or write-offs thereof, plus the amount of cash proceeds received by the Borrower from a direct or indirect common equity contribution from Holdings; provided that no such Investment individually or in the aggregate taken together with all other Investments made while the Bridge Loans are outstanding would require the Borrower to file audited financial statements of the target or pro forma financial statements for any such acquisition in connection with a filing by the Borrower under the Securities Act;

(n) Investments consisting of the posting of letters of credit, guarantees or cash collateral to secure obligations of TRU (Vermont), Inc. in respect of insurance policies issued in favor of Holdings and its domestic Subsidiaries, in each case relating to or for the benefit of the Borrower and its Subsidiaries in the ordinary course of business not to exceed $250.0 million in the aggregate outstanding at any time; provided that up to $15.0 million thereof may consist of Investments consisting of the posting of letters of credit to secure obligations of TRU (Vermont), Inc. in respect of insurance policies issued in favor of Subsidiaries of Toys “R” Us Europe LLC in the ordinary course of business; and

(o) any Real Estate Transaction Note.

An Investment shall be deemed to be outstanding to the extent not returned in the same form (or (i) in assets that may be used in those businesses in which the Loan Parties and their Subsidiaries are permitted to be engaged under Section 7.04(b) and have at least the same fair market value or (ii) in Marketable Securities with at least the same fair market value, provided that such Marketable Securities are otherwise permitted by this Section 7.02 or such Marketable Securities are liquidated within 45 days) as the original Investment to such Loan Party.

7.03 Indebtedness and Disqualified Capital Stock. Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:

(a) Indebtedness created under the Loan Documents; and extensions, refinancings, renewals and replacements (a “refinancing”) of any such Indebtedness, in whole or in part; provided that the maturity date thereof shall not be earlier than the Conversion Date;

(b) Indebtedness under any ABL Credit Agreement in an aggregate principal amount of not more than $2.5 billion outstanding at any time;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 4.01(d) and, refinancings of any such Indebtedness; provided that after giving effect thereto (i) the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon (provided that the Yen Loan may be increased to $200.0 million in the aggregate) and (y) fees and expenses associated therewith, (ii) if the final maturity date of such Indebtedness on Schedule 4.01(d) is prior to the Final Maturity Date, the result of such refinancing shall not be an earlier maturity date or decreased weighted average life (other than nominal amortization), and (iii) if the final maturity date of such Indebtedness on Schedule 4.01(d) is after the Final Maturity Date, the result of such extension shall not be a maturity date earlier than the Final Maturity Date;

(d) guarantees by (i) any Loan Party of Indebtedness or obligations of the Loan Parties arising in the ordinary course of business of any other Loan Party (other than Indebtedness incurred or outstanding pursuant to subsection (k) hereof), (ii) any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary and (iii) any New Holdco Non Guarantor;

(e) obligations (contingent or otherwise) of a Loan Party or any Subsidiary thereof existing or arising under any Hedge Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business and not for speculative purposes;

(f) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h) and refinancings of any such Indebtedness; provided that after giving effect thereto the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon, and (y) fees and expenses associated therewith;

(g) Indebtedness permitted by Section 7.02(b);

(h) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(j) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of a Loan Party or any of its Subsidiaries or Equity Interests of a Subsidiary thereof, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this subsection (j) shall at no time exceed the gross proceeds actually received by a Loan Party and its Subsidiaries in connection with such disposition;

(k) Indebtedness of the Geoffrey Entities in connection with the financing of the anticipated royalty payments due or to become due to such Persons that is non-recourse (other than with respect to obligations of the same nature as are covered by the undertaking agreement as in effect on the date hereof) to any other Loan Party and, refinancings of any such Indebtedness;

(l) Indebtedness between the Borrower and any of its Subsidiaries or between Subsidiaries of the Borrower or between the Borrower or any of its Subsidiaries and/or a Non-Loan Party; provided that all such intercompany Indebtedness of a Loan Party owed to a Non-Guarantor Subsidiary or any other Non-Loan Party shall be unsecured and (subject to any limitation under laws applicable to such Non-Guarantor Subsidiary, its directors or its stockholders) subordinated in right of payment to the payment in full in cash of the Obligations solely in connection with any bankruptcy, insolvency or liquidation proceeding;

(m) any refinancing of the Holdings 2006 Notes or the 8.75% Debentures due 2021; provided that (i) the amount of such refinancing Indebtedness is not increased at the time of such refinancing except by an amount equal to a premium or other amount paid, accrued interest thereon and fees and expenses reasonably incurred, in connection with such refinancing and (ii) the final maturity of the refinancing Indebtedness shall not be earlier than the Final Maturity Date;

(n) Indebtedness incurred in connection with the Delaware Real Estate Transactions;

(o) Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with the Merger;

(p) Indebtedness evidenced by the Delaware Note;

(q) without duplication, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted to be incurred under this Agreement;

(r) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees of Loan Parties to purchase or redeem equity interests (or option or warrants or similar instruments) of a Loan Party of an Affiliate of a Loan Party;

(s) Indebtedness issued as consideration for the repurchase or redemption of Qualified Capital Stock of Holdings in transactions permitted pursuant to Section 7.06(d);

(t) Indebtedness relating to letters of credit obtained (i) in the ordinary course of business and (ii) in connection with the purchase of inventory from suppliers located outside the United States and Canada;

(u) other Indebtedness (including any Indebtedness assumed or acquired pursuant to an acquisition consummated pursuant to Section 7.02(l)) in an aggregate principal amount not exceeding $100.0 million at any time outstanding; provided that such Indebtedness may not be secured except in an aggregate principal amount not exceeding $50.0 million at any time outstanding;

(v) Indebtedness under any customary guaranty of limited recourse obligations (or any similar agreement) or any customary environmental indemnity agreement (or any similar agreement) entered into in connection with any Real Estate Transaction; and

(w) guarantees constituting Investments permitted under Section 7.02.

7.04 Fundamental Changes.

(a) Merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party may amalgamate or merge with or into any other Loan Party, (iv) mergers undertaken in order to effectuate the redemption or repurchase of the Equity Interests of Toysrus.com, Inc. from its existing non-Affiliated stockholders (other than senior management personnel of the Loan Parties), to the extent permitted under Section 7.06(h) and (v) transactions permitted by Section 7.02(m) may be consummated in the form of a merger, amalgamation or consolidation.

(b) Engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.

7.05 Asset Sales. Make any Asset Sales, except:

(a) Asset Sales of obsolete, damaged or worn out property or, in the judgment of a Loan Party, property no longer useful or necessary in its business or that of any Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;

(b) Liens permitted under Section 7.01 and transactions permitted by Section 7.02, Section 7.04(a), Section 7.06 and Section 7.08;

(c) licenses of intellectual property or licensed departments and leases, subleases, licenses and sublicenses of real or personal property, in each case in the ordinary course of business;

(d) Asset Sales by a Loan Party or any of its Subsidiaries to (i) any of such Person’s Subsidiaries or (ii) another Loan Party or its Subsidiaries; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; provided further that no Asset Sales shall be permitted by any Loan Party or any of its Subsidiaries to any Geoffrey Entity, other than Asset Sales consisting solely of intellectual property related assets;

(e) Asset Sales by a Loan Party or any of its Subsidiaries

(i) to a Delaware Propco (or one or more New Holdcos who transfer or contribute directly or indirectly to a Delaware Propco) consisting solely of Real Property that is the subject of (A) a CMBS Delaware Transaction consummated after the Closing Date, or (B) a Delaware Sale Leaseback; provided that the transferring Loan Party or Parties receives in the aggregate from all such Asset Sales consummated pursuant to this clause (e)(i) an amount in cash or Cash Equivalents equal to at least 50% of the aggregate fair market value of the entire Real Estate Portfolio that is the subject of the Real Estate Transactions;

(ii) to a New Holdco or a New Holdco Non Guarantor that directly or indirectly owns a Propco (other than a Delaware Propco), and such Asset Sale is made in connection with a New Holdco Real Estate Transaction; provided that:

(A) the Borrower receives in the aggregate from all such Asset Sales consummated pursuant to this clause (e)(ii) an amount in cash or Cash Equivalents equal to at least 50% of the aggregate fair market value of the entire Real Estate Portfolio that is the subject of the New Holdco Real Estate Transactions pursuant to this clause (e)(ii);

(B) a Residual Interest Instrument is issued by each such New Holdco (other than a New Holdco Non Guarantor);

(C) 100% of the Net Cash Proceeds from all such Asset Sales are applied in accordance with, and subject to the limitations set forth in, Section 2.03(b), promptly following the receipt of such Net Cash Proceeds; and

(iii) to a New Holdco or New Holdco Non Guarantor that directly or indirectly owns a Propco (other than a Delaware Propco); provided that:

(A) such Asset Sale consists only of Stores and the related Real Property (or the equity interests of any entities created to hold, directly or indirectly, such Stores and Real Property (or equity interests of such Persons)) that have been designated for closure within twelve months of such sale; and

(B) a Loan Party or Guarantor or Residual Interest Provider shall receive a Real Estate Transaction Note and/or cash and Cash Equivalents in an amount equal to the fair market value of the assets sold;

(f) sales of non-core assets acquired pursuant to Section 7.02(m) which are not used in the business of the Loan Parties;

(g) sales or forgiveness of accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(h) leasing of Real Property that is no longer used in the business of the Loan Parties;

(i) Asset Sales by a Loan Party and or any of its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Asset Sales, no Event of Default shall exist or would result from such Asset Sale, (ii) the consideration paid for such asset shall be paid to such Loan Party or such Subsidiary at least (x) 75% in cash or Cash Equivalents with respect to sales of Real Property and (y) 100% in cash or Cash Equivalents with respect to sales of any other assets and (iii) 100% of the Net Cash Proceeds from such Asset Sale are applied in accordance with Section 2.03, promptly following the receipt of such Net Cash Proceeds, except with respect to any sale leaseback of assets other than Real Property which will be applied in accordance with Section 7.08;

(j) any disposition of Real Property to a Governmental Authority as a result of a condemnation of such Real Property;

(k) forgiveness of Investments permitted under Sections 7.02(b)(i) and (ii);

(l) issuances of equity by Foreign Subsidiaries to qualifying directors of such Foreign Subsidiaries;

(m) so as long as no Event of Default would arise therefrom, sales or other dispositions of Investments permitted under Section 7.02 (other than those described in clauses (b)(iii) and (iv), (f) and (k) of Section 7.02);

(n) sales of fixed assets listed on Schedule 7.05, provided all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.03(b) hereof;

(o) exchanges or swaps of equipment owned or leased by any Loan Party or a Subsidiary for other equipment; provided that (i) such exchange or swap shall be made for substantially equivalent fair value, (ii) the equipment so exchanged or swapped must be replaced with equipment reasonably concurrently with such exchange or swap and (iii) all Net Cash Proceeds, if any, received in connection with any such exchange or swap shall be applied to the Obligations pursuant to Section 2.03(b) hereof;

(p) swaps or exchanges of Real Property, Stores or Store leases owned by any Loan Party or a Subsidiary for other Real Property, Stores or Store leases; provided that (i) such swap or exchange shall be made for substantially equivalent fair value; and (ii) the Real Property, Store or Store lease swapped or exchanged shall be replaced with Real Property, Stores or Store leases reasonably concurrently with such swap or exchange; and

(q) sales of Real Property, Stores or Store leases by any Loan Party or a Subsidiary thereof for fair market value, the net proceeds of which are to be used in connection with a relocation of such Real Property, Stores or Store leases to an identified site that is under contract.

Notwithstanding anything contained herein to the contrary, the application of net proceeds of any sale of assets constituting a sale leaseback transaction (other than with respect to Real Property) shall be applied in accordance with Section 7.08.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of a Loan Party may make Restricted Payments to its direct equity holders, and any Non-Guarantor Subsidiary may make Restricted Payments to another Non-Guarantor Subsidiary;

(b) the Loan Parties and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests of such Person;

(c) to the extent actually used by Holdings to pay such taxes, costs and expenses, the Loan Parties and their Subsidiaries may make Restricted Payments to or on behalf of Holdings in an amount necessary to pay Permitted Holdings Expenses;

(d) so long as no Specified Default has occurred or is continuing or would result after giving effect thereto on a pro forma basis, payments to Holdings to permit Holdings (or its direct parent company), and the subsequent use of such payments by Holdings (or its direct parent company), to repurchase or redeem Qualified Capital Stock of Holdings (or its direct parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $5.0 million;

(e) Permitted Tax Distributions (excluding any amounts distributable under subsection (c)) to Holdings, so long as Holdings uses such distributions to pay its taxes (or distributes such amounts to Holdings and Holdings uses such amounts to pay its taxes);

(f) (x) proceeds of the Initial Loans and the initial loans under the ABL Credit Agreement made on the Closing Date may be dividended or otherwise distributed to fund the acquisition consideration pursuant to the Acquisition Agreement and (y) Restricted Payments may be made after the Closing Date in connection with the repurchase of the Equity Security Units;

(g) so long as no Specified Default has occurred, is continuing or would result therefrom, Restricted Payments from any Loan Party or any Subsidiary to Holdings to the extent actually used by Holdings to (i) redeem the Holdings 2006 Notes and (ii) pay interest payments when due in respect of (A) Certain Holdings Indebtedness or any Indebtedness incurred by Holdings to refinance such Certain Holdings Indebtedness and (B) any Indebtedness incurred by Holdings to refinance the Loans, and (iii) pay obligations owing in respect of any Specified Holdings Indebtedness;

(h) as long as no Specified Default then exists or would arise therefrom, the Loan Parties may redeem or repurchase of the Equity Interests of Toysrus.com, Inc. from its existing non-Affiliated stockholders and option holders (other than senior management personnel of the Loan Parties); provided that the maximum amount paid to such stockholders therefor shall not exceed $10.0 million in the aggregate; and

(i) dividends or distributions consisting of Stores and the related Real Property (or the equity interests of any entities created to hold, directly or indirectly, such Stores and Real Property (or equity interests of such Persons)) that have been designated for closure within twelve (12) months of such transfer and that were or are dividended to Holdings and then contributed by Holdings to a Loan Party or a Guarantor (other than the Limited Guarantor) or Residual Interest Provider; provided that a Residual Interest Instrument is issued by the relevant New Holdco or New Holdco Non Guarantor, as the case may be, which is, or a Subsidiary of which is, the ultimate recipient of such dividend;

(j) dividends or distributions consisting of a Real Estate Transaction Note received by a Loan Party to the extent that such Real Estate Transaction Note is concurrently therewith transferred or contributed to a Guarantor (other than the Limited Guarantor) or an entity with no other Indebtedness (other than such Residual Interest Instrument) and which issues a Residual Interest Instrument; and

(k) dividends or distributions with proceeds of Asset Sales to the extent permitted by Section 2.03(b)(G)(1)(ii).

7.07 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the following shall be permitted:

(a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or such Subsidiary thereof than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Parties and their Subsidiaries not prohibited hereunder;

(c) payments of indemnities, reimbursement of actual expenses and, so long as no Specified Default has occurred and is continuing or would result therefrom, payments of management fees and transaction fees (including on the Closing Date), in each case, pursuant to the Management Agreement; provided that such management fees and transaction fees not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment;

(d) other transactions specifically permitted under this Agreement (including, without limitation, sale leaseback transactions and transactions permitted by Sections 7.02, 7.03, 7.04, 7.05, 7.06 and 7.08);

(e) payment of reasonable compensation to directors, officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries and indemnification arrangements;

(f) stock option and compensation plans of the Loan Parties and their Subsidiaries;

(g) employment contracts with officers and management of the Loan Parties and their Subsidiaries;

(h) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted by Section 7.02(j);

(i) the consummation of the Transactions in accordance with the Transaction Documents and the Real Estate Transactions in accordance with the Real Estate Transactions Documents, including Asset Sales permitted by Section 7.05(e) and Restricted Payment permitted by Section 7.06;

(j) transactions contemplated by and permitted pursuant to Sections 7.02(l) and 7.03(r);

(k) transactions set forth on Schedule 7.07 hereto;

(l) payment of director’s fees, expenses and indemnities;

(m) the payment and performance under any Master Lease to which a Loan Party is a party.

7.08 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party or any of its Subsidiaries of property (other than Real Property) that has been or is to be sold by such Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or such Subsidiary; provided that any sale leaseback of assets (other than Real Property) shall be permitted to the extent that 100% of the Net Cash Proceeds thereof are applied to repay (i) first, an aggregate amount not to exceed the lesser of (x) $253.0 million plus accrued interest and (y) an amount equal to the principal amount plus accrued interest of the Holdings 2006 Notes outstanding at the time of the receipt of such Net Cash Proceeds that is used to pay the Holdings 2006 Notes (and which amount may, pending such final application, be applied to repay borrowings under the ABL Credit Agreement), (ii) second, amounts in respect of the 8.75% Debentures due 2021 and (iii) third, the Loans outstanding hereunder.

7.09 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of a Loan Party to:

(a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party,

(b) make loans or advances to, or other Investments in, any Loan Party; or

(c) transfer any of its assets to any Loan Party,

except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents, the ABL Credit Documents or the Real Estate Transactions Documents or Indebtedness permitted by Sections 7.03(e) (solely with respect to the party and its subsidiaries to such Hedge Agreement), (f), (h), (j) (solely with respect to the party and its subsidiaries to such Indebtedness), (k) (solely with respect to the party to such Indebtedness), (n) (solely with respect to the party to such Indebtedness, (t) and (u) (solely with respect to clauses (b) and (c) above);

(ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

(iii) any encumbrance or restriction with respect to a Loan Party or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by a Loan Party or its Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary was acquired by a Loan Party) and outstanding on such date, which encumbrance or restriction is not applicable to such Loan Party or its Subsidiaries, or the properties or assets of such Loan Party or a Subsidiary thereof, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary;

(iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv) or contained in any amendment to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv);

provided that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Loan Party in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement;

(v) with respect to subsection (c), any encumbrance or restriction (A) that restricts the subletting, assignment, subleasing, sublicensing or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Loan Party or a Subsidiary of a Loan Party to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(vi) any restrictions (related to the assets being sold) imposed pursuant to an agreement that has been entered into in connection with the disposition of the Equity Interests or assets of a Loan Party or a Subsidiary thereof;

(vii) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary; provided that such encumbrances and restrictions do not extend to any Subsidiary that is not a Foreign Subsidiary;

(viii) restrictions on transfers of assets pursuant to a Lien permitted by Section 7.01; and

(ix) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary of a Loan Party that is acquired after the Closing Date.

7.10 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of the margin rules.

7.11 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any assets constituting a business unit or division or line of business of, or Equity Interests representing a majority of the outstanding Equity Interests or voting power of the Voting Stock of, any Person (or agree to do any of the foregoing at any future time), except the Transactions as contemplated by the Transaction Documents or Investments pursuant to Section 7.02.

7.12 Modifications of Charter Documents and Other Documents, Etc. Directly or indirectly:

(a) amend, modify or permit the amendment or modification of any provision of the documents governing any Subordinated Indebtedness, in each case to the extent that such amendment, modification or waiver would be reasonably likely to result in a Material Adverse Effect;

(b) amend, modify or waive any of its rights under (a) its Charter Documents or (b) the nature of the obligations under any customary guaranty of limited recourse obligations or any customary environmental indemnity agreement executed and delivered in connection with the CMBS Delaware Transaction or any other Real Estate Transaction in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect;

(c) amend, modify, waive, forgive or otherwise change, or consent or agree to any amendment, modification, waiver, forgiveness or other change to, any of the terms of any Residual Interest Instrument (except as such Residual Interest Instrument may be released in accordance with its terms) or any intercompany Indebtedness of a Non-Loan Party in favor of a Loan Party; or

(d) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement, including in connection with any refinancing permitted herein; provided that the Loan Parties may repay Indebtedness of the Delaware Note so long as an amount equal to such repayment, net of any intercompany Indebtedness permitted by Section 7.03(l), has been or substantially contemporaneously (but in any event within one Business Day) is contributed by Holdings to the Loan Parties or any Guarantor or Residual Interest Provider.

7.13 Fiscal Year. Make any change in its Fiscal Year without the prior written consent of the Agents.

7.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.14).

(b) Knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

7.15 Embargoed Person. Knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, or the Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law or the Loans are in violation of applicable law.

7.16 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Loan Documents, the ABL Credit Agreement Documents and the documents governing any Indebtedness incurred pursuant to Sections 7.03(c), (d), (e), (f), (h), (j), (k), (l), (m), (t) and (u); (2) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; (3) the Real Estate Transaction Documents (so long as such negative pledge relates only to the property that is the subject of the Real Estate Transaction and the stock of (x) the Subsidiaries of the Borrower that own the Real Property that is the subject of the Real Estate Transaction and (y) the Subsidiaries of the Borrower that have no operations and directly or indirectly hold as their primary assets (other than cash and Cash Equivalents) the stock of the Subsidiaries referred to in clause (x)); and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) restricts sublicensing, the granting of a Lien or subletting or assignment of any contract, license or lease of a Loan Party or a Subsidiary thereof, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Loan Party or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in subsection (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

7.17 Limitations on Holdings. Holdings shall not, and shall not cause or permit any Non-Loan Party to, declare or make, directly or indirectly, any Holdings Restricted Payment other than (a) any payments to the direct parent holding company of Holdings, if any, solely for purposes of enabling any such parent holding company to make the type of payments described in “Permitted Tax Distributions” and clauses (a) and (b) of “Permitted Holdings Expenses,” (b) the repurchase of the Equity Security Units and (c) redemptions permitted by Section 7.06(d).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default . Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 10 days after the same becomes due, any interest on any Loan, or (iii) within 30 days after the same becomes due, any fee due or any other amount payable hereunder or under any other Loan Document; or

(b) Other Defaults. Holdings or any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) above or (c) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof is given by the Arrangers; or

(c) Cross-Default/Acceleration. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any individual Indebtedness (other than Indebtedness hereunder or under the Guarantee) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than $40.0 million, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity or (C) fails to observe or perform any other agreement or condition (other than financial maintenance covenants) relating to any ABL Credit Agreement Obligations or contained in any ABL Credit Agreement Document, the effect of which default or other event is to cause, or to permit the holder or holders of any ABL Credit Agreement Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such ABL Credit Agreement Obligations to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided that any such failure referred to in clause (C) shall constitute an Event of Default under this subsection (c) only after the expiration of a 30-day period following the commencement of such failure; provided that notwithstanding the foregoing, in no event shall the failure or default under, or acceleration of, the 8.75% Debentures due 2021 constitute an Event of Default pursuant to this Section 8.01(c) for so long as such default or acceleration (1) is being contested in good faith and (2) has not and does not cause a default under any other outstanding Material Indebtedness; or

(d) Insolvency Proceedings, Etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(ii) Any Loan Party shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(d)(i), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing; or

(e) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of (i) if Excess Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) is then greater than $250.0 million, $100.0 million, or (ii) if Excess Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) is then less than $250.0 million, $50.0 million (or in each case, such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(f) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability; or

(g) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligations with respect to unasserted claims), ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or

(h) Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its Responsible Officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(i) Residual Interest Instrument. A breach of any obligation under any Residual Interest Instrument shall have occurred and, if capable of being cured, be continuing for five Business Days; and

(j) Toys-MA, Toys-PA and Toys-OH. All of the operations and assets of Toys-MA, Toys-PA and Toys-OH, other than the Real Estate Portfolio that is transferred to or remains with MPO Holdings LLC and its Subsidiaries and/or Wayne Real Estate Holding Company, LLC and its Subsidiaries or to a New Holdco in connection with a CMBS New Holdco Transaction, shall not have been transferred to or contributed or merged with and into the Borrower or any Loan Party on or prior to the fourth Business Day after the Closing Date.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this subsection (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this subsection (c) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders;

(e) Last, the balance, if any, after all of the Obligations then due and owing have been paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE IX

AGENTS

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not one of the Agents and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent and as the Joint-Administrative Agent hereunder in their individual capacities. Such Persons and their Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Loan Parties or any Subsidiary thereof or other Affiliate thereof as if each such Person were not the Administrative Agent or the Joint-Administrative hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or as the Joint-Administrative Agent or any of their respective Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) except to the extent of any liability imposed by law by reason of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Agents shall not be responsible to the Lenders or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04 Reliance by the Administrative Agent. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders or any of their respective Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agents may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agents. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agents.

9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment shall be subject to approval (not to be unreasonably withheld) by the Borrower. If no such successor shall have been so appointed by the Required Lenders, shall have accepted such appointment and shall have been approved by the Borrower (where such approval is required) within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above and shall be a Lender (which appointment shall not be subject to approval by the Borrower). Upon the acceptance and approval (if applicable) of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Joint-Administrative Agent and the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Joint-Administrative Agent or a Lender hereunder. In addition, each party to this Agreement acknowledges and agrees that Deutsche Bank AG Cayman Islands Branch, in its capacity as Joint-Administrative Agent, shall have no duties or responsibilities for the administration of this Agreement or the Loans hereunder other than as explicitly set forth in this Agreement.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guarantee Matters.

(a) The Lenders irrevocably authorize the Agents to release any Guarantor (other than the Limited Guarantor) from its obligations under the Guarantee if such Person ceases to be a Subsidiary of a Loan Party as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness of the Borrower unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to such other Indebtedness.

(b) Notwithstanding the foregoing, the Guarantee provided by the Geoffrey Entities shall be automatically released and terminated on the date (the “Geoffrey Release Date”) upon which the Geoffrey Entities reduce the Indebtedness of the Borrower by $450.0 million less the amount of the Yen Loan and at least $325.0 million of such net proceeds thereof are immediately or concurrently applied to prepay the Loans hereunder pursuant to Section 2.03(c).

(c) The Guarantee provided by the Limited Guarantor shall be automatically released and terminated and the Proceeds Sharing Agreement shall be terminated upon the conversion of Bridge Loans to Term Loans in accordance with Section 2.01(c).

(d) Upon request by the Agents at any time, the Required Lenders will confirm in writing the Agents’ authority to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

9.11 Release of the Initial Borrower. The Lenders hereby agree that after the consummation of the Merger and the transactions described on Schedule 1.04 hereto, the Initial Borrower shall be automatically released from its obligations as the Initial Borrower hereunder and each other Loan Document (other than, for the avoidance of doubt, in respect of its obligations pursuant to Section 7.17 and under the Proceeds Sharing Agreement, which shall remain in effect until otherwise provided herein or therein) upon the Assumption, without any further action of any Agent or Lender. The Administrative Agent shall execute and deliver to the Initial Borrower, at the Loan Parties’ expense, such documents as the Initial Borrower may reasonably request to evidence the foregoing release.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(b) (A) change the Conversion Date or the Final Maturity Date or waive or amend the conditions to the Term Loans, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any payment of principal or interest (other than waiver of default interest) or (D) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest (other than waiver of default interest) specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender directly affected thereby;

(d) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section 10.01 or reduce the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(f) except pursuant to any transaction permitted herein or as provided herein or in any other Loan Document, release the Limited Guarantor from the Proceeds Sharing Agreement without the written consent of each Lender;

(g) except as provided herein or in any other Loan Document, release any Significant Subsidiary that is a Subsidiary Guarantor from the Guarantee without the written consent of each Lender;

(h) amend, modify or waive any provision in the Description of Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby, and

(i) restrict the right of any Lender to exchange Initial Loans for Term Loans on the Conversion Date, or Term Loans for Exchange Notes, amend the rate of such exchange or amend the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Joint-Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to any Loan Party, any Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, liabilities, reasonable costs, and actual out-of-pocket expenses resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent of gross negligence, bad faith or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall, on the Closing Date, pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agents (including one set of any special and local counsel)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendments, modifications or waivers shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents and Lenders (including the reasonable out-of-pocket fees, charges and disbursements of one counsel for all Agents and Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all Indemnitees (other than the Agents)), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Material on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other

Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are related to disputes among Indemnitees, (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party, or (z) constitute indirect, consequential, special or punitive damages. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel to the extent required hereunder.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to each Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and each such party hereby waives, any claim against any other party hereto or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby and thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents.

(e) Payments. After the Closing Date, all amounts due under this Section 10.04 shall be payable not later than fifteen Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Borrower has a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrower or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrower’s rights with respect thereto).

(f) Survival. The agreements in this Section 10.04(b), (c) and (d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and is required to be repaid to a trustee or receiver in connection with any proceeding under any Debtor Relief Law then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and the Lenders (and any such attempted assignment of transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may, with the consent of the Agents and the Borrower (which consents shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10.0 million with respect to Commitments and Loans unless, in each case, each of the Agents and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iii) the parties of each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance by the Agents and obtaining of required consents and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall null and void

Notwithstanding anything in this clause (b) or (d) below to the contrary, any assignments or participations by any of the financial institutions party to the Letter Agreement shall be subject to the terms and conditions of the Letter Agreement.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or any other Person, sell participations to any Person (other than a natural person or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it), subject to the following:

(i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) any agreement or instrument pursuant to which a Lender sells a participation in the Commitments and the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.01(b), (c), (f) or (g) that affects such Participant;

(v) subject to clause (viii) of this Section 10.06(d), the Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.04 and Section 3.01 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b);

(vi) to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender so long as such Participant agrees to be subject to Section 2.11(c) as though it were a Lender;

(vii) each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103-1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.04, Section 3.01 and Section 10.08). The Participation Register shall be available for inspection by the Borrower, the Administrative Agent and the Lenders at any reasonable time and from time to time upon reasonable prior notice;

(viii) a Participant shall not be entitled to receive any greater payment under Section 3.04 or Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with Section 3.01(e).

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an

SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each Lender party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis in accordance with Section 10.07 any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or any subpoena or similar legal process (the Agents and/or the Lenders agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Agents’ and/or the Lenders’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates does not compete in the retail toy and/or infant products industry, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Agent or Lender, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available any Agent or Lender on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff. If a Specified Default shall have occurred and be continuing, each Agent, Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding Designated Accounts (as defined in the ABL Credit Agreement), payroll, trust and tax withholding accounts) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, to the extent such are then due and owing. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No Agent or Lender will or will permit its Participant to exercise its rights under this Section 10.08 without the consent of the Agents or the Required Lenders. Notwithstanding the foregoing, no Lender or Agent that is an Affiliate of a lender under the ABL Credit Agreement shall be permitted to exercise any setoff right pursuant to this Section 10.08 in respect of Collateral (as defined in the ABL Credit Agreement) that secures the obligations under the ABL Credit Agreement unless all of the obligations (other than contingent indemnity obligations in respect of unasserted claims) thereunder have been paid in full. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or, any payment obtained by a Lender or consideration for the assignment of sale of a participation in any of its Loans to any assignee or participant other than the Borrower or any of its Affiliates thereof (as to which the provisions of this paragraph shall apply).

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Letter Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnity obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or as provided in Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law, Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EXCEPT AS OTHERWISE PROVIDED HEREIN AND AS REQUIRED BY LAW WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.17 Schedule 1.04 Transactions. Notwithstanding any restrictions contained in this Agreement, including, without limitation, in Article VI or VII hereof, each Agent and Lender hereby consents to consummation of the transactions described on Schedule 1.04 hereto and agrees that no Default or Event of Default shall arise solely as a result of the consummation of such transactions.

10.18 CMBS Delaware Transaction and CMBS New Holdco Transaction Acknowledgement. Anything to the contrary in the Loan Documents notwithstanding, the parties to this Agreement hereby acknowledge and agree (for the avoidance of doubt) that the sequence of steps occurring on the Closing Date to put in place and close the CMBS Delaware Transaction and the CMBS New Holdco Transaction described on Schedule 1.4 hereto (including without limitation the transfers of properties to the Propcos, the leasing of those properties by the Borrower, the various transfers of stock of the relevant Propcos, New Holdco Non Guarantors and New Holdcos, the borrowings by the Propcos and New Holdco Non Guarantors, the incurrence of Liens on the properties and on ownership interests in New Holdco Non Guarantors and Propcos, the initial unsecured borrowings by the Initial Borrower, the assumptions of those borrowings by direct and indirect subsidiaries of the Initial Borrower and the refinancings of those borrowings on the Closing Date), and the repayment of borrowings under the CMBS Delaware Transaction and CMBS New Holdco Transaction in the future, are permitted by and shall not be deemed to contravene, and will not result in a default or a Lien created by, any provision of this Agreement.

ARTICLE XI

PROVISIONS APPLICABLE TO TERM LOANS

11.01 Provisions Applicable to Term Loans.

(a) Without further notice to or consent of the parties hereto, on the Conversion Date, all of the provisions of this Agreement shall continue to be applicable to the Term Loans, except that the Guarantee of the Limited Guarantor pursuant to the Proceeds Sharing Agreement shall be automatically released and terminated.

(b) Without further notice to or consent of the parties hereto, upon the occurrence of the first Exchange Date, without further action necessary by the parties hereto, this Agreement (including any definitions related to the following provisions) shall be modified as follows:

(i) Sections 2.03(b) and (f) shall be replaced with provisions consistent with “Repurchase at the Option of the Holders — Asset Sales” and “— Change of Control” of the Description of Exchange Notes (and all provisions of Section 2.03(c), (d) and (e) shall no longer be applicable);

(ii) Articles VI, VII and VIII shall be replaced with provisions consistent with “Certain Covenants,” “Additional Covenants,” “Reports” and Events of Default and Remedies” of the Description of Exchange Notes (and all references to “Issuer” and “Trustee” therein shall be deemed to be references to the “Borrower” and the “Administrative Agent” respectively); provided that Section 7.17 shall automatically terminate and be of no further effect; and

(iii) Except as specifically set forth above in clauses (i) and (ii), no other provisions of this Agreement (including any definitions related thereto) shall be amended or modified hereby.

(c) In furtherance of the foregoing clause (a) or (b), the Administrative Agent will, at the request of the Borrower, enter into such technical amendments to the Loan Documents reasonably necessary to effect the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOYS “R” US, INC., as Initial Borrower

By:	/s/ Raymond L. Arthur
Name:	Raymond L. Arthur
Title:	Executive Vice President - Chief Financial Officer

TOYS “R” US, INC. (solely with respect to Section 7.17), as Holdings

By:	/s/ Raymond L. Arthur
Name:	Raymond L. Arthur
Title:	Executive Vice President - Chief Financial Officer

BANC OF AMERICA BRIDGE LLC, as Administrative Agent and a Lender

By:	/s/ Chris Ooten
Name:	Chris Ooten
Title:	Principal

BANC OF AMERICA SECURITIES LLC, as Arranger

By:	/s/ Chris Ooten
Name:	Chris Ooten
Title:	Principal

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Joint-Administrative Agent and a Lender

By:	/s/ Victoria Forl
Name:	Victoria Forl
Title:	Managing Director

By:	/s/ Calli S. Hayes
Name:	Calli S. Hayes
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as Arranger

By:	/s/ John C. Cushman
Name:	John C. Cushman
Title:	Director

By:	/s/ Paul Cahalan
Name:	Paul Cahalan
Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Arranger and a Lender

By:	/s/ Ian Nalitt
Name:	Ian Nalitt
Title:	Vice President

By:	/s/ David Dodd
Name:	David Dodd
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Co-Arranger

By:	/s/ Edward T. Crook
Name:	Edward T. Crook
Title:	Managing Director

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Edward T. Crook
Name:	Edward T. Crook
Title:	Managing Director